UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.     )

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Schlumberger N.V. (Schlumberger Limited)
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Schlumberger Limited

42, rue Saint-Dominique

75007 Paris, France

5599 San Felipe, 17th Floor

Houston, Texas 77056

Parkstraat 83

2514 JG The Hague

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 11, 2012

March [    ], 2012

The 2012 Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 11, 2012 at 10:30 a.m., Curaçao time, for the following purposes:

1.	To elect the 12 directors named in this proxy statement.

2.	To approve an advisory resolution on executive compensation.

3.	To report on the course of business during the year ended December 31, 2011, and to approve the Company’s Consolidated Balance Sheet as at December 31, 2011, its Consolidated Statement of Income for the year ended December 31, 2011, and the declarations of dividends by the Board of Directors in 2011 as reflected in the Company’s 2011 Annual Report to Stockholders.

4.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2012.

5.	To approve amendments to Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors to increase the number of shares of Schlumberger common stock available for issuance thereunder and to make certain technical changes to such plan.

Action will also be taken on such other matters as may properly be brought before the meeting.

The close of business on February 22, 2012 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

ALEXANDER C. JUDEN

Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker. Brokers cannot vote for Items 1, 2 or 5 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Stockholders to Be Held on April 11, 2012:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the 2011 Annual Report to Stockholders, are available free of charge on the Company’s website at http://investorcenter.slb.com.

i

PROXY STATEMENT

March [    ], 2012

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at its 2012 annual general meeting of stockholders, which will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 11, 2012 beginning at 10:30 a.m., Curaçao time.

The approximate mailing date of this proxy statement is March [    ], 2012. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information. The Schlumberger 2011 Annual Report to Stockholders is provided concurrently with this proxy statement, and stockholders should refer to its contents in considering agenda Item 3.

Items to be Voted on at the Annual Meeting

The agenda for the 2012 annual general meeting includes the following items:

Agenda Item	Board Recommendation
• Item 1: Election of 12 directors	FOR
• Item 2: Advisory resolution on executive compensation	FOR

•   Item 3: Approval of the Company’s Consolidated Balance Sheet as at December 31, 2011, its Consolidated Statement of Income for the year ended December 31, 2011, and the declarations of dividends by the Board of Directors in 2011

FOR
• Item 4: Appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor	FOR
• Item 5: Approval of amendments to the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors to increase the number of shares available for issuance and make certain technical changes	FOR

Record Date; Proxies

Each stockholder of record at the close of business on the record date, February 22, 2012, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on with respect to each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in Curaçao and, as provided by Curaçao law, meetings of stockholders are held in Curaçao. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Shares Outstanding

On February 22, 2012, there were [            ] shares of common stock of Schlumberger outstanding and entitled to vote.

Quorum

Holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting.

Votes Required to Adopt Proposals

To be elected, director nominees must receive a majority of votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda also requires the affirmative vote of the majority of votes cast.

Effect of Abstentions and Broker Non-Votes

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary voting authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of the clients in uncontested director elections and on certain matters relating to executive compensation, unless the brokers have received specific voting instructions from those clients.

Discretionary Items.  Under NYSE rules, without instructions from the beneficial owners, brokers will have discretion to vote only on Items 3 and 4.

Nondiscretionary Items.  Brokers cannot vote on Items 1, 2 or 5 without instructions from the beneficial owners. Therefore, if you do not instruct your broker how to vote on the election of directors, the advisory vote on executive compensation, or the proposal to amend the 2004 Stock and Deferral Plan for Non-Employee Directors, your broker will not be able to vote for you on those matters.

Abstentions and broker non-votes will not affect the outcome of the vote on the election of directors or on any of the proposals other than Item 5, with respect to which an abstention will have the same effect as a vote against the proposal for purposes of NYSE stockholder approval rules.

Voting Procedures

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy:

•	by the internet at the following internet address: http://www.proxyvote.com;

•	telephonically by calling 1-800-690-6903; or

•	by completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on April 10, 2012. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you are a stockholder with shares registered in your name with Computershare and you submit a proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the polls close by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

ITEM 1. ELECTION OF DIRECTORS

All of our directors are elected annually at our annual general meeting of stockholders. The stockholders are requested to elect a Board of Directors of 12 members, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders at the 2011 annual general meeting. All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, the Board of Directors may designate a substitute nominee or reduce the size of the Board of Directors. If the Board designates a substitute nominee, proxies may be voted for that substitute nominee. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Andrew Gould, who retired as our Chief Executive Officer effective August 1, 2011, will step down as Chairman of the Board at the time of our 2012 annual general meeting of stockholders. Additionally, Philippe Camus, currently a director, will not be standing for re-election. As a result of the foregoing, the size of the Board will be reduced from 14 to 12 directors and it is expected that Tony Isaac, the Board’s current lead independent director, will be appointed Chairman of the Board.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the 12 nominees named below. If you hold your shares in “street name,” you should know that your broker will not vote your shares for the 12 nominees listed below without your specific voting instructions.

Required Vote

Each director nominee must receive a majority of the votes cast to be elected. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR All Nominees.

Director Nominees

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations.” The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them and information regarding each nominee’s director qualifications, are set forth below. There are no family relationships among executive officers and directors of the Company.

PETER L.S. CURRIE, 55, has been a director of the Company since 2010. He has been President of Currie Capital LLC, a private investment firm, since April 2004. Mr. Currie served as a director of Clearwire Corporation, a wireless internet service provider, from 2005 to June 2011 and was a member of both its compensation committee and its audit committee, which he chaired. Until Sun Microsystems’ merger with Oracle in January 2010, he was a director of Sun Microsystems (since 2006), a network computing infrastructure product and service company, and a member of its audit committee. Mr. Currie has also served on the boards CNET Networks, Inc. from December 2005 to June 2008, where he was on the audit committee; and Safeco Corporation from July 2005 to September 2008, where he also served on the nominating and governance committee and on the audit committee, which he chaired during his last year on the committee. Mr. Currie brings to the Board strong financial and operational expertise as a result of his extensive board and committee experience at both public and private companies; experience serving as Chief Financial Officer of two public companies (McCaw Cellular Communications Inc. and Netscape Communications Corp.); and experience serving in senior positions in investment banking, venture capital and private equity.

TONY ISAAC, 70, retired, has been a director of the Company since 2003, and is currently the Board’s lead independent director. He was the former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006, when he retired. Since October 2000, Mr. Isaac has served on the board of International Power plc, an independent power producer, and is chairman of its audit committee. He is also the senior non-executive director of the Hogg Robinson Group, a corporate travel services company, where he serves on its remuneration and nomination committees, and is chairman of its audit committee. Mr. Isaac brings to the Board extensive experience serving on boards of large, multinational companies. Mr. Isaac also has valuable experience in the operation of a worldwide business faced with a myriad of international business and political issues. Mr. Isaac’s experience as senior non-executive director of all boards on which he serves makes him an effective lead independent director for the Board.

K. VAMAN KAMATH, 64, retired, has been a director of the Company since 2010. He has been the non-executive Chairman of the Board of ICICI Bank Limited, a banking institution, since May 2009, and was Managing Director and Chief Executive Officer of ICICI Bank Limited from 2002 to May 2009. He chairs its Credit, Risk and Customer Service Committees, and is a member of its Fraud Monitoring, Information Technology Strategy and its Governance, Remuneration and Nomination committees. Mr. Kamath has been the non-executive Chairman of the Board of Infosys Limited, an information technology services company, since August 2011, and has served on its board of directors since May 2009. Mr. Kamath also served on Infosys’ audit and nomination committees, and was chairman of its compensation committee, in each case until October 2011. He was also a director of Lupin Limited, a pharmaceutical company, from January 2010 to November 2011 and of Great Eastern Shipping Co. Limited, a shipping company, from May 2010 to November 2011. Mr. Kamath brings to the Board a deep understanding of India (a large and critical market for Schlumberger) and of Asia generally, both of which are of immense value to the Board. As a banker with more than 40 years’ experience, Mr. Kamath has extensive CEO experience and expertise in corporate finance, international banking, financial reporting, and mergers and acquisitions. Mr. Kamath’s leadership abilities and experience in India and Asia enable him to make valuable contributions to the Board.

PAAL KIBSGAARD, 44, has been a director of the Company since 2011 and has served as Chief Executive Officer of the Company since August 2011. He was the Company’s Chief Operating Officer from February 2010 to July 2011, and President of the Reservoir Characterization Group from May 2009 to February 2010. Prior to that, Mr. Kibsgaard served as Vice President, Engineering, Manufacturing and Sustaining, from November 2007 to May 2009. He was Vice President of Personnel from April 2006 to November 2007, and President, Drilling & Measurements, from January 2003 to April 2006. Mr. Kibsgaard brings to the Board a thorough knowledge of the Company’s operational activities worldwide as a result of his service in various global leadership positions in the Company. Mr. Kibsgaard has been with the Company since 1997, and began his career as a reservoir engineer. He has held numerous operational and administrative management positions within the Company in the Middle East, Europe and the U.S., and brings a valuable operational perspective to the Board. The Board believes that Mr. Kibsgaard’s service as Chief Executive Officer offers an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business.

NIKOLAY KUDRYAVTSEV, 61, has been a director of the Company since 2007. Since June 1997, he has been the Rector of the Moscow Institute of Physics and Technology, the most prestigious institute of theoretical and applied physics in Russia. Mr. Kudryavtsev brings to the Board valuable management and finance experience, as well as deep scientific and technological expertise. This provides the Board with valuable insight regarding the Company, its products and current technology, as well as the future technological needs of the Company and the industry. Mr. Kudryavtsev also provides the Board with a particularly valuable Russian vantage point, which is useful for both the development of the Company’s business and understanding of the needs of the Company’s growing population of Russian employees. The Board is aided immensely by Mr. Kudryavtsev’s sensitivity to Russian culture and risk at the field level.

ADRIAN LAJOUS, 68, has been a director of the Company since 2002. He has been an outside consultant serving as Senior Energy Advisor to McKinsey & Company, a consulting firm, and President of Petrométrica, an energy consulting company, in both cases since January 2001. Mr. Lajous is a director of Ternium, S.A. (since

2006), a flat and long steel producer, and serves on its audit committee. He is also a director of Trinity Industries, Inc. (since 2006), a volume producer of freight and tank railcars, and serves on its audit and its finance and risk management committees. From 1994 to 1999, Mr. Lajous was Chief Executive Officer of Petróleos Mexicanos (“Pemex”), Mexico’s national oil company. He served as Director General of Pemex and Chairman of the Board of the Pemex group of operating companies from 1994 to 1999. Mr. Lajous brings to the Board his extensive knowledge of and experience in the energy industry and its participants, as well as a deep understanding of operations in difficult political and regulatory environments. He also has significant knowledge of the issues affecting the international oil and gas industry, particularly in Mexico and Latin America. Through his service on the boards of Pemex and Ternium S.A., he has valuable experience in governance, compensation and audit issues.

MICHAEL E. MARKS, 61, has been a director of the Company since 2005. He has been a Managing Partner of Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. From January 2007 to January 2008, Mr. Marks was a Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm, and was a Member of that firm from January 2006 to January 2007. From 1994 to 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks also served as a director of Flextronics from 1991 to 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer in 2006 until and served in that role his retirement from the board of Flextronics in 2008, and he previously served as Chairman of the Board of Flextronics from 1993 to 2003. Mr. Marks has been a director of SanDisk, a memory products company, since 2003 and became chairman of its board in January 2011. He is also a member of its compensation committee and is chairman of its nominating and governance committee. Until Sun Microsystems’ merger with Oracle in January 2010, he was a director at Sun Microsystems (since 2007), a network computing infrastructure product and service company, and was a member of its audit committee. Until December 2010, Mr. Marks was a director of Calix (since 2009), a provider of broadband communications access systems and software. Mr. Marks brings to the Board his familiarity with world-class manufacturing from the field level to the boardroom based on his experience at Flextronics, and because he has run a large, diversified global corporation with many of the same issues that Schlumberger faces. As a former CEO and as a public company director at various other companies, Mr. Marks has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Almost all companies of which Mr. Marks has been a director have been involved in some form of technology business, and this experience is especially relevant to Schlumberger’s technology-oriented business and the fact that many of its acquisition targets are technology companies.

ELIZABETH A. MOLER, 63, has been a director of the Company since 2010. She is retired from Exelon Corporation (formerly Unicom), one of the nation’s largest electric utility companies, where she served as Executive Vice President, Government Affairs and Policy from January 2000 to July 2010. In January 2012, Ms. Moler became a director of GenOn Energy, Inc., a large competitive generator of wholesale electricity in the United States. During 1999 she was a member of the Unicom Board of Directors. In December 1999, she resigned as a director of Unicom to become a Senior Vice President of Unicom. Ms. Moler is a nationally-recognized energy policy expert, and was responsible for all aspects of Exelon’s federal government affairs initiatives. Ms. Moler also had a long career in government service. She served as Senior Counsel for the United States Senate Committee on Energy and Natural Resources from 1976 to 1988. Ms. Moler also served as a member of the Federal Energy Regulatory Commission (FERC) from 1988 to 1997, where she served as its chairperson from 1993 to 1997. She also served as the Deputy Secretary of the U.S. Department of Energy (the “DOE”) from 1997 to 1998. At the DOE, she was Chief Operating Officer, overseeing a $16 billion budget and more than 10,000 federal employees and 100,000 contract employees. Ms. Moler brings to the Board her extensive government experience and expertise in U.S. energy policy, as well as her management and policy experience at Exelon. Her many years in government service and her expertise in U.S. energy policy enable her to assist the Board in analyzing energy-related issues and the interplay of those issues with government, and position her to provide oversight in an increasingly regulated industry and guidance in government relations. In addition, as a result of Ms. Moler’s tenure at Exelon as Executive Vice President, Government Affairs and Policy, she provides valuable business, leadership and management insight into governmental affairs.

LUBNA S. OLAYAN, 56, has been a director of the Company since 2011. She has been the deputy chairperson and Chief Executive Officer of Riyadh-based Olayan Financing Company, the holding entity for The Olayan Group’s operations in the Kingdom of Saudi Arabia and the Middle East, since 1986. Since 2001,

Ms. Olayan has been a Principal of The Olayan Group, a private multinational enterprise engaged in manufacturing, distribution and services. She is a member of the Board of Directors of Olayan Investment Company Establishment, the parent company of The Olayan Group. In her capacity as CEO of Olayan Financing Company, Ms. Olayan is responsible for The Olayan Group’s operating businesses and investments in Saudi Arabia and the Middle East. These include more than 40 companies engaged in product manufacturing, distribution and services, often in partnership with leading multinationals. Ms. Olayan also serves as a non-executive director and member of various corporate and advisory boards. Since December 2004, Ms. Olayan has been a Director of Saudi Hollandi Bank, becoming the first woman to join the board of a Saudi publicly-listed company, and is a member of its executive committee and its nomination and remuneration committee. Ms. Olayan also has been a non-executive director of WPP plc, a public company and one of the largest communication services businesses in the world, since March 2005, and is a member of its nomination committee. Ms. Olayan is also a member of the International Advisory Boards of Rolls Royce Group plc (since 2006), Akbank (since 2008) and the National Bank of Kuwait (since 2010). Ms. Olayan also serves on the boards of various non-governmental organizations, including the Asia Business Council, Al Fanar (venture philanthropy) and the Down’s Syndrome Charitable Association in Saudi Arabia, and on the boards of various educational institutions, including Cornell University and King Abdullah University of Science and Technology. Ms. Olayan brings to the Board proven leadership abilities and experience in Saudi Arabia and the Middle East, which enable her to make valuable contributions to the Board. Ms. Olayan has extensive business experience in Saudi Arabia and the Middle East and a deep understanding of those areas, which are critical to the Company. The Board benefits from her extensive CEO experience and expertise in corporate finance, international banking, distribution and manufacturing. Ms. Olayan also brings a critical international perspective on business and global best practices. Ms. Olayan’s service on the Boards of Trustees of Cornell University and of King Abdullah University of Science and Technology, and her connections to the scientific community and her experience in university relations, also are of great value to Schlumberger and its efforts in technology leadership and employee recruiting and retention.

LEO RAFAEL REIF, 61, has been a director of the Company since 2007. He has been Provost, Chief Academic Officer and Chief Budget Officer of the Massachusetts Institute of Technology (MIT) since August 2005. Mr. Reif was head of the Electrical Engineering and Computer Science Department at MIT from September 2004 to July 2005, and an Associate Department Head for Electrical Engineering in the Department of Electrical Engineering and Computer Science at MIT from January 1999 to August 2004. Mr. Reif brings to the Board valuable management and finance expertise. As a scientist, he has deep scientific and technological expertise about the Company’s products and current technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Mr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Mr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the oversight of the Company’s strategy.

TORE I. SANDVOLD, 64, has been a director of the Company since 2004. He has been executive Chairman of Sandvold Energy AS, an advisory company in the energy business, since September 2002. Mr. Sandvold is a director of Teekay Corporation (since 2003), a leading provider of international crude oil and petroleum product transportation services, where he is a member of its nominating and governance committee. From 2001 to 2002, Mr. Sandvold served as executive Chairman of Petoro AS, the Norwegian state-owned oil company. Mr. Sandvold brings to the Board experience working in the area of energy policy for more than 35 years, and he has broad experience in developing domestic and international energy policies for Norway as a career civil servant. He also has extensive experience dealing with global energy institutions such as the Organization of the Petroleum Exporting Countries and the International Energy Agency, and in negotiating with global energy companies. Mr. Sandvold has finance experience and a solid understanding of business opportunities, both as concerns acquisition targets and the industry in general.

HENRI SEYDOUX, 51, has been a director of the Company since 2009. Since 1994, he has been Chairman and Chief Executive Officer of Parrot S.A., a global provider of wireless mobile telephone accessories. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2007. Mr. Seydoux brings to the Board entrepreneurial and management skills. He also has family ties to the founding Schlumberger brothers, and having grown up in the Schlumberger family culture, is well placed to see that the Company continues its historical commitment to Schlumberger’s core values. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history while fostering innovation.

CORPORATE GOVERNANCE

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance guidelines that the Board believes promote the effective functioning of the Board, its committees and the Company. These guidelines are available on our website at http://www.slb.com/about/guiding_principles/corpgovernance/corpgov_guidelines.aspx.

Governance Framework—Highlights

The following are some highlights of our corporate governance practices and policies:

Board Independence; Committees Structure

•	All of our director nominees are independent of the Company and management, except for our CEO. This is substantially above the NYSE requirement that a majority of directors be independent.

•	Following our 2012 annual general meeting of stockholders, an independent member of the Board will serve as Chairman of the Board.

•	Mr. Isaac currently serves as the Board’s lead independent director. His role is described below under “—Board Leadership Structure.”

•	All independent directors meet regularly in executive session.

•	Only independent directors serve on our Audit, Compensation, Finance, Nominating and Governance and Science and Technology Committees.

Majority Voting; Stockholder Authority

•	We have a majority vote standard for uncontested director elections.

•	All of our directors are elected annually. We do not have a classified board.

•	One or more stockholders representing 10% or more of outstanding shares can call a special stockholders meeting by following the procedural requirements set forth in our By-Laws.

Stock Ownership Guidelines

•

In 2011, our Board of Directors adopted new executive stock ownership guidelines in light of current practice and to further strengthen corporate governance. For a description of the new guidelines applicable to our executive officers and other senior members of management, see “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”

Risk Oversight

•	The full Board of Directors directly oversees risk management for the Company.

•

The Audit Committee reviews and assesses financial reporting risk. It also reviews all significant finance-related violations of Company policies brought to its attention, and once per year reviews and assesses summaries of all finance-related violations.

•	The Finance Committee oversees finance-related risks on a quarterly basis and recommends guidelines to control cash, pension investments and currency exposures.

•

The Compensation Committee reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives.

•	The Nominating and Governance Committee oversees compliance-related risk and the Company’s Ethics and Compliance program.

Hedging Policy

•	Our directors and executive officers are prohibited from hedging their ownership of Schlumberger stock.

Political Contributions

•	Schlumberger has a long-standing policy prohibiting the contribution of Schlumberger funds or assets to political parties or organizations, or their leaders, or to candidates for any public office.

Board Independence

Schlumberger’s Corporate Governance Guidelines provide that at least a majority of the Board will consist of independent directors. This standard reflects the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards.

The Board of Directors has determined that each director nominee listed above under “Election of Directors” is “independent” under the published listing standards of the NYSE, except Mr. Kibsgaard, who is our CEO and therefore does not qualify as independent. Mr. Gould, our former CEO who will step down as Chairman of the Board at the 2012 annual meeting, was not considered to be independent.

The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective test, under which the Board must affirmatively determine that each independent director has no material relationship with Schlumberger or management. In making its independence determinations, the Board considered all material relationships with each director and each new director nominee, and all transactions since the start of 2009 between Schlumberger and each current director and director nominee and members of their immediate families or entities associated with them.

As contemplated by NYSE rules then in effect, the Company adopted categorical standards in 2004 to assist the Board in making independence determinations. Under the rules then in effect, relationships that fell within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed. A relationship falls within these current categorical standards if it:

•	is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	is a type of relationship addressed in Item 404 of SEC Regulation S-K, but under that item does not require disclosure; or

•

consists of charitable contributions by the Company to an organization where a director is an executive officer but the contributions did not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the non-employee directors was disqualified from “independent” status under the objective NYSE listing standards. In making its subjective determination that each non-employee director is independent, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to Schlumberger and Schlumberger’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and, for directors serving on committees, the additional standards established for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, the Board made a subjective determination as required by NYSE rules that, because of the nature of the transaction, the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors, trustees, outside consultants or advisory board members, all of which were ordinary course business transactions involving significantly less than 1% of either companies’ annual revenues, and charitable contributions by Schlumberger to The Massachusetts Institute of Technology, of which Mr. Reif is the Provost, and to The Moscow Institute of Physics and Technology, of which Mr. Kudryavtsev is the Rector, which likewise were significantly less than the greater of $1 million or 1% of that organization’s consolidated gross revenues for any of the past three years, and from which the directors received no personal benefit.

Director Nominations

The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board.

The Nominating and Governance Committee must first consider all potential director nominees before they are contacted by other Company directors or officers as possible nominees and before they are formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by security holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee

c/o Secretary, Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution and have no material relationship with competitors, customers, or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition and range of diversity. Schlumberger has more than 113,000 employees worldwide, representing more than 140 nationalities, and values gender, cultural and geographical diversity in its directors as well. Two of the Company’s current directors are women. Of the 12 director nominees, four are citizens of the United States of America; two are citizens of Norway; and one director nominee is a citizen of each of France, Great Britain, Russia, Mexico, India and Saudi Arabia. The Company’s very diverse Board also evidences the Board’s commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of Board members is in keeping with the goal of having directors whose background and experience complement those of other directors. The Nominating and Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the Board’s diversity, and the Nominating and Governance Committee annually reviews its effectiveness in balancing these considerations in the context of its consideration of director nominees.

Board Leadership Structure; Independent Lead Director

Andrew Gould, who retired as our CEO in August 2011, currently serves as both our Chairman of the Board and an executive officer of the Company. The Board also currently has a lead independent director, whose specific role is described below. The Board recognizes that one of its key responsibilities is to evaluate and determine an appropriate leadership structure so as to ensure independent oversight of management. The Board believes that there is no single, generally accepted Board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change. As such, the independent Directors consider the Board’s leadership structure at least annually.

In connection with Paal Kibsgaard succeeding Mr. Gould as our CEO, the Board examined the advantages and disadvantages of various Board leadership structures in light of the Company’s executive and Board leadership and its governance priorities. The independent members of the Board determined that having Mr. Gould continue to serve as Chairman of the Board until the Company’s 2012 annual general meeting of stockholders is the most effective Board leadership structure for Schlumberger at this time, as it provides for Board leadership continuity while our new CEO focuses on his primary responsibility of operational leadership and strategic direction of the Company.

The independent members of the Board also determined that, effective with Mr. Gould’s retirement as a member of our Board in April 2012, the appointment of an independent, non-executive Chairman of the Board would be an appropriate Board leadership structure at that time because it will allow our new CEO to focus on leading the Company’s complex international business operations while providing the Board experienced and independent leadership. The Board expects to appoint Tony Isaac as the independent, non-executive Chairman of the Board at the time of our 2012 annual general meeting of stockholders. Mr. Isaac, Chair of the Nominating and Governance Committee, currently serves as the Board’s lead independent director. Upon his appointment as Chairman of the Board, Mr. Isaac will continue to fulfill the responsibilities he performed as lead independent director, including presiding over executive sessions of non-management directors, as well as serving as Chairman. The Board retains the authority to modify this structure from time to time to best address the Company’s unique circumstances, to advance the best interests of all stockholders, as and when appropriate.

Following Mr. Isaac’s appointment as the independent, non-executive Chairman of the Board, he will no longer serve as lead independent director, and the Board will not have a designated lead independent director. Currently, the Chairman of the Board and the lead independent director together set the agenda for all Board meetings, and the lead independent director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and CEO. The lead independent director also has authority to call meetings of the Board of Directors in executive session; facilitates discussions, outside of scheduled Board meetings, among the independent directors on key issues as appropriate; and serves as a non-exclusive liaison with the Chairman and CEO, in consultation with the other independent directors. Schlumberger’s current governance practices provide for strong independent leadership, active participation by independent directors and independent evaluation of, and communication with, many members of senior management, and the Board expects this to continue following the appointment of an independent, non-executive Chairman of the Board. These governance practices are reflected in our Corporate Governance Guidelines and the various Committee Charters, which are available on our website. The Board believes that its risk oversight programs, discussed immediately below, would be effective under a variety of Board leadership frameworks and therefore do not materially affect the Board’s choice of leadership structure.

The Board’s Role in Risk Oversight

The role that the Company’s Board of Directors fulfills in risk oversight is set out in the Company’s Corporate Governance Guidelines. The Board of Directors assesses major risks facing the Company and options for their mitigation, in order to promote the Company’s stockholders’ and other stakeholders’ interest in the long-term health and the overall success of the Company and its financial strength.

The full Board of Directors is actively involved in overseeing risk management for the Company. It does so in part through its oversight of the Company’s Executive Risk Committee (the “ERC”) comprised of more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board of Directors. The ERC ensures that the Company identifies all potential material risks facing the Company and implements appropriate mitigation measures. The Company’s risk identification is performed at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various Areas, Technologies and Functions and to its Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and periodically presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

In addition, each of our Board committees considers the risks within its areas of responsibilities. For example, the Finance Committee considers finance-related risks on a quarterly basis and recommends guidelines to control cash, pension investments and currency exposures. The Compensation Committee reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives. The Nominating and Governance Committee oversees compliance-related risk and reviews and discusses the Company’s Compliance and Ethics program’s quarterly statistical report and the various allegations, disciplinary actions and training statistics brought to its attention. The Audit Committee reviews and assesses risks related to financial reporting. The Audit Committee also discusses all significant finance-related violations of Company policies brought to its attention from time to time, and once per year reviews a summary of all finance-related violations. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. All violations of the Company’s Code of Ethics and related corporate policies are reported to the Nominating and Governance Committee and, as appropriate, are reported to the full Board. Once a year, the Deputy General Counsel, Compliance delivers to the full Board a comprehensive Annual Compliance Report. The risks identified within the Compliance and Ethics program are incorporated into the ERC’s enterprise risk management program described above.

Meetings of the Board of Directors and its Committees

During 2011, the Board of Directors held seven meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Science and Technology Committee. During 2011, the Audit Committee met five times; the Compensation Committee met four times; the Finance Committee met four times; the Nominating and Governance Committee met four times; and the Science and Technology Committee met two times. Each of our directors as of the date of this proxy statement attended 100% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served, except for one director, who attended 81%. From time to time between meetings, Board and committee members may confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with the independent consultants on behalf of the relevant committee.

Board Committees

Members of the Committees of the Board of Directors

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Science and Technology Committee
Philippe Camus	X			Chair
Peter L.S. Currie	Chair
Andrew Gould
Tony Isaac		X	Chair
K. Vaman Kamath	X			X
Paal Kibsgaard
Nikolay Kudryavtsev	X				X
Adrian Lajous	X	X	X
Michael E. Marks		Chair	X
Elizabeth A. Moler		X
Lubna S. Olayan				X
Leo Rafael Reif			X		Chair
Tore I. Sandvold			X	X
Henri Seydoux				X	X

Audit Committee

The Audit Committee consists of five directors, each of whom meets the independence and other requirements of the NYSE’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	evaluate the independence and qualification of the Company’s independent registered public accounting firm;

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;

•	review with the Company’s independent registered public accounting firm the scope and results of its audit, and any audit issues or difficulties and management’s response;

•	discuss with management Schlumberger’s risk assessment and risk management policies;

•	discuss Schlumberger’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent registered public accounting firm;

•

review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss with management and the independent registered public accounting firm Schlumberger’s earnings press releases;

•

review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•

review with the internal audit department the status and results of the Company’s annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for Schlumberger’s annual proxy statement.

The Company’s independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, including the fees and terms for the integrated audit of the Company’s consolidated financial statements.

The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board of Directors has determined that Messrs. Currie, Camus, Kamath and Lajous each qualify as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/audit_committee.aspx.

Compensation Committee

The Compensation Committee consists of four directors, each of whom meets the independence requirements of the NYSE’s listing standards. The purpose of the Compensation Committee is to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation; periodically review non-executive directors’ compensation; oversee Schlumberger’s general compensation philosophy; serve as the administrative committee under Schlumberger’s stock plans; and prepare the annual Compensation Committee Report required by the rules of the SEC. The authority and responsibilities of the Compensation Committee include the following:

•

review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the full Board meeting in an executive session of independent directors.

•

review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their annual compensation, including salary, annual cash incentive and long-term equity incentives;

•	select appropriate peer companies against which the Company’s executive compensation practices are compared;

•

review incentive compensation and equity based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies and recommend changes to the Board;

•	administer and make awards under the Company’s stock option plans and review and approve annual stock allocation under those plans;

•

monitor trends and best practices in director compensation and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with Schlumberger’s Corporate Governance Guidelines;

•

monitor and review the Company’s overall compensation and benefits program design to confirm continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives, and alignment with stockholder interests;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;

•	establish stock ownership guidelines for executive officers and other key position holders;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement; and

•	submit a Compensation Committee Report recommending to the Board that the CD&A be included in the Company’s annual proxy statement.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and Schlumberger’s governing documents. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees.

The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) as its independent consultant with respect to executive compensation matters. Pay Governance reports only to, and acts solely at the direction of, the Compensation Committee. Schlumberger’s management does not direct or oversee the activities of Pay Governance with respect to the Company’s executive compensation program. Pay Governance prepares compensation surveys for review by the Compensation Committee at its July and each October meetings. One of the purposes of the July meeting is to assess compensation decisions made in January of that year in light of comparative data to date; one of the purposes of the October meeting is to prepare for the annual executive officer compensation review the following January. Pay Governance works with the Company’s executive compensation department to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys conducted by Pay Governance at the direction of the Compensation Committee. Pay Governance and the Company’s executive compensation department also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Pay Governance to prepare an analysis of each named executive officer’s compensation.

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of achievement of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Framework for Setting Executive Compensation in 2011—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing
Establish Company financial objective(s)	January of each fiscal year for current year
Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year
Perform competitive assessment to determine how Schlumberger’s compensation decisions compared to decisions made by companies included in the compensation surveys	July of each fiscal year for current year
Independent compensation consultant provides analysis for the Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year
Evaluate executive performance (achievement of objectives established in previous fiscal year) and recommend compensation based on those results	Results approved in January of each fiscal year for annual cash incentive compensation with respect to prior year. The incentive earned in prior fiscal year is paid in February of the current fiscal year.
Review and recommend executive base salary and determine stock option grants	January of each fiscal year for base salary for that year and for stock options to be granted

The Compensation Committee has also retained Pay Governance as an independent consulting firm with respect to director compensation matters. The consultant prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/compensation_committee.aspx.

Nominating and Governance Committee

The Nominating and Governance Committee consists of five directors, each of whom meets the independence requirements of the NYSE’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;

•	evaluate the suitability of potential nominees for membership on the Board;

•	periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;

•

recommend to the Board the number and names of proposed nominees for election as director at the annual meeting of stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy;

•

consider the resignation of a director who has changed his or her principal occupation or employer, and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members;

•

monitor trends and best practices in corporate governance, periodically review the Company’s Corporate Governance Guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws and in the policies and practices of the Board;

•	perform the functions of the Committee under the Company’s Policy with respect to Related Person Transactions;

•	quarterly review the Company’s Ethics and Compliance Program;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;

•	oversee the annual assessment of Board effectiveness and report to the Board;

•	periodically review and make recommendations to the Board regarding new director orientation and director continuing education;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;

•

approve the membership of any executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board; and

•	advise the Board on succession planning.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/nomgov_committee.aspx.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:

•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity and the Company’s financial ratios and credit rating policy;

•	the Company’s dividend policy; and

•	the issuance and repurchase of Company stock;

•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;

•	oversee the investor relations and stockholder services of the Company;

•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, review and approve any acquisitions covered by such delegation;

•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and

•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/finance_committee.aspx.

Science and Technology Committee

The Science and Technology Committee advises the Board and management on matters involving the Company’s research and development programs. The authority and responsibilities of the Science and Technology Committee include the following:

•	review, evaluate and advise the Board and management regarding the long-term strategic goals and objectives and the quality and direction of the Company’s research and development programs;

•	review and advise the Board and management on the Company’s major technology positions and strategies relative to emerging technologies and changing market requirements;

•	monitor and evaluate trends in research and development, and recommend to the Board and management emerging technologies for building the Company’s technological strength;

•	recommend approaches to acquiring and maintaining technology positions;

•	advise the Board and management on the scientific aspects of major acquisitions and business development transactions; and

•	assist the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development.

The Science and Technology Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/tech_committee.aspx.

Communication with the Board

The Board has established a process for all interested parties, including stockholders and other security holders, to send communications, other than sales-related communications, to one or more of its members, including to the independent or non-management directors as a group. Interested parties may contact the Board or any Schlumberger director (including the Chairman of the Board and, if applicable, the lead independent director) by writing to them at the following address:

Schlumberger Limited

c/o the Secretary

5599 San Felipe, 17th Floor

Houston, Texas 77056

All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the annual general meeting of stockholders is that directors are welcome, but not required, to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. None of the directors attended the annual general meeting of stockholders in 2011, which was held in Curaçao as required by Curaçao law.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a written policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related persons” include any director, executive officer, director nominee, or 5% stockholder of the Company since the beginning of the previous fiscal year, and their immediate family members. The policy applies to any transaction in which:

•	the Company is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s Secretary and General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

In 2011, there were no related person transactions under the relevant standards.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at http://www.slb.com/about/guiding_principles.aspx.

ITEM 2. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 53, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 annual general meeting of stockholders:

RESOLVED, that the stockholders of Schlumberger Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors has adopted a policy providing for an annual “say-on-pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2013.

Required Vote

A majority of the votes cast is required to approve this Item 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 2.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to our executive officers identified in the Summary Compensation Table below (the “named executive officers” or the “NEOs”). The purpose of the CD&A is to explain what the elements of compensation are; why our Compensation Committee selects these elements; and how the Compensation Committee determines the relative size of each element of compensation. Included in this CD&A are decisions made in 2011 affecting 2011 base salaries and long-term equity incentives (“LTIs”), as well as annual cash incentive awards earned in 2011 but paid in February 2012.

2011 Executive Summary

2011 Overview

Schlumberger delivered strong results in 2011, with all three Product Groups contributing to our growth. Similar to recent years, however, Schlumberger, like the rest of the oil and gas industry, continued to face an uncertain and challenging economic environment, including pricing pressure in many markets, civil unrest in North Africa and the Middle East, the European financial crisis and lower growth in emerging economies. Despite these challenges, Schlumberger delivered strong financial results amid a year of transformational events such as the successful integration of Smith International, the retirement of Andrew Gould as our CEO and the successful transition to our new CEO. Highlights of our performance include:

•

we had record full-year revenue of $39.5 billion, an increase of 44% over full-year 2010, reflecting full-year operations of Smith International, Inc. and Geoservices, both of which we acquired in 2010;

•	North America revenue grew by 82% over 2010, a result of significantly improved activity, stronger pricing and improved asset efficiency in North America;

•	we increased the quarterly dividend per share by 19% in 2011, from $0.21 to $0.25 and returned approximately $4.3 billion to our stockholders in 2011 through dividends and stock repurchases; and

•	we achieved Smith revenue synergies sooner than anticipated, exceeding even our revised synergy targets, so that the transaction was accretive on an earnings-per-share basis for the full year.

Schlumberger management also took several other key operational, strategic and economic measures in 2011 to continue to better position the Company for the long-term. Schlumberger’s executives achieved the following goals, among others, many of which were also aligned with their individual objectives:

•	continuing Schlumberger’s technology leadership by investing more than $1 billion in research and engineering;

•	retaining valuable technical employees;

•	continuing to implement mechanisms necessary to keep costs in line with activity; and

•	continuing to improve execution through the refinement of Schlumberger’s “Excellence in Execution” initiative and its Engineering, Manufacturing and Sustaining organization.

Executive Compensation Program Overview

Schlumberger’s success in delivering strong stockholder returns is a result of attracting, developing and retaining the best talent globally. A competitive compensation package is critical to this objective and to this end, the Compensation Committee generally seeks to compensate our named executive officers between the 50th and 75th percentiles of the Company’s two executive compensation peer groups. This range is only a guide, and the Compensation Committee retains the flexibility to set elements of target compensation at higher percentiles for strong business performance, for retention, for key skills in critical demand, and for positions that are of high internal value. The Committee also may pay above the 75th percentile for performance that significantly exceeds the Company’s and an individual’s goals, or for purposes of retention, motivation or reward.

Our executive compensation program is multi-faceted and is designed to achieve a number of goals, as detailed in this CD&A. The following is a summary of some of compensation practices and policies that demonstrate important aspects of Schlumberger’s culture and values.

•	The primary elements of our compensation program are base salary; performance-based annual cash incentive; and long-term equity incentives.

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A significant portion of executive pay is in the form of variable compensation that is at risk, in order to align executive compensation with the Company’s business strategy and create long-term shareholder value.

•	We maintain no employment, severance or change-in-control agreements for our named executive officers.

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In 2011, our Board of Directors, upon recommendation of the Nominating and Governance Committee, approved amendments to our executive stock ownership guidelines. Our revised guidelines provide that our CEO must own shares of our common stock equal to at least 6 times his annual base salary; our executive vice presidents, including our CFO, must own at least 3 times their annual base salary; and all other executive officers (non-EVP) must own at least 2 times their annual base salary. In addition, our revised stock ownership guidelines require each executive to hold 50% of the net shares acquired upon the exercise of stock options until the executive satisfies his or her ownership requirement, and now impose a five-year deadline on compliance.

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Executives are offered very limited perquisites and do not participate in any executive pension or insurance plans other than those providing supplemental benefits (available to all eligible employees) to cover income that exceeds regulatory limits.

•	We have a compensation recovery, or “clawback,” policy that allows our Board to recoup performance-based cash awards in the event of specified restatements of financial results.

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Our directors and executive officers are prohibited from hedging their ownership of Schlumberger stock, including trading in options, puts, calls, or other derivative instruments related to our securities.

Overview of Compensation Decisions for 2011

The main elements and goals of Schlumberger’s executive compensation program did not change from fiscal year 2010. The Compensation Committee continued to focus on achieving the right mix and level of compensation to retain and motivate our top executives through a transition year that included several key management changes, including the retirement of our CEO, and was marked by uncertain business conditions.

The Compensation Committee took the following actions for 2011:

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In connection with Andrew Gould’s retirement as our CEO in August 2011 and for continued service as an executive until April 2012 and as Chairman of the Board until the 2012 annual general stockholders meeting, the Compensation Committee decided to keep Mr. Gould’s base salary at $2,500,000. Effective with his retirement as our CEO, Mr. Gould ceased to be eligible to participate in the Company’s annual performance-based cash incentive program or its long-term equity incentive program.

•

In January 2011, the annual base salary of Paal Kibsgaard, then our Chief Operating Officer, was increased from 750,000 Euros to 900,000 Euros. In connection with Mr. Kibsgaard’s appointment as CEO in August 2011, his base salary was increased to $1,700,000 (then equivalent to approximately 1,181,500 Euros) and his performance-based annual incentive range was increased from 0-100% to 0-150%.

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Effective January 2011, Satish Pai and Kjell-Erik Oestdahl became joint Executive Vice Presidents of Operations. As a result of these appointments, Mr. Pai’s base salary was increased from 600,000 Euros to 700,000 Euros, and Mr. Oestdahl’s base salary was increased from 3,675,300 Norwegian Kronors (then equivalent to approximately 469,800 Euros) to 640,000 Euros, and the performance-based annual cash incentive range for each of them was increased from 0-75% to 0-100%.

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Also effective January 2011, Ashok Belani was appointed Executive Vice President Technology. As a result of this appointment and for retention purposes, his base salary was increased from 550,000 Euros to $900,000 (then equivalent to approximately 640,000 Euros), and his performance-based annual cash incentive range was increased from 0-75% to 0-100%.

•	The base salary for Simon Ayat, our Chief Financial Officer, was increased in July 2011 from $900,000 to $1,000,000 for retention purposes.

•	Payout of the financial incentive in February 2012 for performance in 2011 was 100% of target, well below the maximum 200% potential payout.

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In light of 2010 equity grants that were subsequently determined to be below competitive levels, the Compensation Committee approved grants of stock options to the NEOs in January 2011 at levels in the range of the 75th percentiles of the Company’s two peer groups. Additionally, in January 2011, the Compensation Committee approved grants of approximately $6,000,000 in stock options to Mr. Ayat and approximately $4,100,000 in stock to Mr. Belani, in both cases for retention purposes and to recognize their performance and contributions in 2010 to the Company in a period of significant senior management change.

Executive Compensation Philosophy

In keeping with the Company’s pay-for-performance culture, Schlumberger’s longstanding compensation philosophy is to pay senior executives and professional-level employees for performance that is evaluated against personal and Company financial goals that are established at the beginning of the calendar year and reviewed at the end of the year against actual performance. Schlumberger’s compensation program is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term by establishing compensation at levels that are competitive and to promote the Company’s values of people, technology and profitability. Promotion from within the Company is a key principle at Schlumberger, and all executive officers, including the named executive officers, have reached their current positions through career development with the Company. Schlumberger sees diversity of its work force as both a very important part of its cultural philosophy and a business imperative, as it enables the Company to serve clients anywhere in the world. Schlumberger believes its use of a consistent approach to compensation at all levels is a strong factor in achieving a diverse workforce comprising top global talent. While the amount of compensation may be different, the components of a professional-level employee’s compensation package are the same and are applied using broadly the same methodology. Exceptions to this principle are generally due to local (i.e., country-specific) requirements.

Schlumberger’s compensation program is designed so that the higher an executive’s position in the Company, the larger the proportion of compensation that is contingent on positive stock price performance, the Company’s financial performance and/or individual performance, described as “at-risk” compensation. The Company believes that having a significant portion of executive compensation at-risk more closely aligns the interests of its executives with the long-term interests of Schlumberger and its stockholders. Accordingly, our named executive officers receive a greater percentage of their compensation through at-risk pay tied to Company performance than other executives.

Schlumberger’s executive compensation program consists of three primary elements, comprising the executives’ total direct compensation:

•	base salary;

•	annual cash incentives based upon Company and individual performance; and

•	long-term equity incentives.

These elements allow the Company to remain competitive and retain and motivate top executive talent with current and potential future financial rewards. At the same time, this relatively simple compensation program is applied and communicated consistently to exempt employees of more than 140 nationalities working in approximately 80 countries globally.

Framework for Setting Executive Compensation in 2011

Executive Compensation Goals

In establishing executive compensation, Schlumberger believes that:

•	compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent;

•	annual cash incentive awards should reflect progress toward Company-wide financial and personal objectives;

•	stock option awards should reward the creation of long-term stockholder value; and

•	the Company’s policies should encourage executives to hold stock through stock option awards and stock ownership guidelines that align their interests with those of our other stockholders.

Management of Executive Compensation

Schlumberger’s executive officer compensation program is overseen by the Compensation Committee. The specific duties and responsibilities of the Compensation Committee are described in the section of this proxy statement entitled “Corporate Governance—Board Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has engaged the independent executive compensation consulting firm of Pay Governance LLC with respect to executive compensation matters. For more information on this engagement, see “Corporate Governance—Board Committees—Compensation Committee” above.

Relative Size of Direct Compensation Elements

The Compensation Committee reviews the elements of direct compensation for the NEOs throughout the year, to evaluate whether each element of direct compensation remains at levels that are competitive with companies in Schlumberger’s two peer groups described below. The Compensation Committee relies on its own judgment in making these compensation decisions after its review of external market practices of companies comprising the two peer groups, including the size and mix of direct compensation for executives in those companies. The Committee seeks to achieve an appropriate balance between annual cash rewards that encourage achievement of annual financial and non-financial objectives, and long-term equity incentive awards that encourage positive long-term stock price performance, with a greater emphasis on long-term equity incentives for more senior executives. However, the Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation.

While the external market data provide important guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. When determining the size and mix of each element of an NEO’s total direct compensation, the Compensation Committee also considers the following factors:

•	the size and complexity of the executive’s scope of responsibilities;

•	leadership; management and technical expertise; performance history; growth potential and position in reporting structure;

•	overall Company and individual performance;

•	retention needs;

•	the recommendations of the CEO (except for his own compensation); and

•	internal pay equity.

The charts below show the average percentage of 2011 base salary, target cash incentive and 2011 LTI compensation established by the Compensation Committee in January 2011 for the NEOs, in comparison to the two external peer groups, based on information presented to the Compensation Committee by Pay Governance in September 2010, and demonstrate that Schlumberger’s pay mix is close to that of both peer groups. This data is based on target opportunity levels and will differ from the total compensation figures shown in the Summary Compensation Table.

The Compensation Committee may at its discretion modify the mix of base pay, annual cash incentive and LTIs, or otherwise adjust an NEO’s total compensation to best fit his or her specific circumstances. For example, the Committee may award more cash and not award a stock option grant to an executive officer who is approaching retirement. This provides more flexibility to the Committee to compensate executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for stock options. The Committee may also increase the size of stock option grants to an executive officer if the total number of career stock options granted does not adequately reflect the executive’s current position and level of responsibility within the Company, after a review of external market practice and the other factors described immediately above.

Pay-for-Performance Relative to Oil Industry Peer Group

As part of the Compensation Committee’s review of our executive compensation program, the Committee directed Pay Governance to prepare a comparative pay-for-performance assessment in July 2011 against companies in the oil industry peer group. The assessment compared the actual annual cash incentive paid for 2010 to named executive officers of these companies as a percentage of their target annual cash incentive, against the actual annual cash incentive paid for Schlumberger’s NEOs, as a percentage of their target. This was compared with net income growth, revenue growth, earnings per share (EPS) growth and total shareholder return (TSR), for Schlumberger and such other companies, in each case over one- and three-year periods. In its analysis, the Compensation Committee reviewed the 2010 actual cash incentive of Schlumberger’s CEO against other CEOs in the oil industry peer group. It then separately reviewed Schlumberger’s other executive officers against other executive officers in the oil industry peer group.

Pay Governance’s analysis demonstrated that Schlumberger’s 2010 TSR was at approximately the 70th percentile of the oil industry peer group. The analysis also showed that, for the years 2008-2010, Schlumberger performed above the median in all categories of TSR, net income growth, revenue growth and EPS growth.

The data showed further that the actual cash incentive paid to Mr. Gould, our then-CEO, and our other NEOs for 2010 performance was at approximately the 60th percentile of the oil industry peer group. Moreover, the actual cash incentive paid for 2010 performance was roughly 125% of the target cash bonus opportunities for our NEOs, being at approximately the market median for the CEO and CFO, but below the market median for our other NEOs. The Compensation Committee concluded that Schlumberger’s cash incentive compensation practices were appropriately aligned with the Company’s performance.

Pay Mix and Internal Pay Equity Review

In January 2011, the Compensation Committee carried out an analysis of pay mix and internal pay equity. In carrying out its analysis, the Committee considered the relative size of direct compensation elements of companies in Schlumberger’s two peer groups, as well as internal factors. Regarding pay mix, the Committee reviewed the elements of compensation for the Company’s executive officers, including the NEOs, in relation to each other and in comparison with the average pay mix of the Company’s executive officers. Based on its review, the Committee concluded that the mix of base salary, incentive cash bonus and LTI was appropriate for each of Schlumberger’s executive officers, including the NEOs.

The Compensation Committee also reviewed internal pay equity against the backdrop of a year of significant management change wherein Mr. Gould retired as CEO and Mr. Kibsgaard succeeded him in that position. The Committee reviewed the CEO position in relation to the other executive officer positions, and the executive officer positions both in relation to one another and in comparison with the average of the other executive officer positions. The Committee noted that the ratio between the CEO and the second-highest paid executive officer (Mr. Ayat) had decreased from 2010, when the comparison was between Mr. Gould and Mr. Kibsgaard, who was then serving as Chief Operating Officer. The Committee also noted that the levels of total direct compensation for the third-, fourth- and fifth-highest paid officers were very closely clustered together. As a result of the foregoing, the Committee concluded that internal pay equity was appropriate.

Peer Group Companies and Benchmarking

The Compensation Committee refers to formal executive compensation surveys prepared by Pay Governance when it reviews and determines executive compensation. To prepare for its executive compensation analysis, the Company’s executive compensation department works with Pay Governance to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

The surveys indicate the compensation levels and practices of our two groups of peer companies:

•	the oil industry peer group, which includes companies in the oil services, exploration and production, refining and pipeline industries, and

•	the general industry peer group, which includes large companies with significant international operations.

The Compensation Committee’s selection criteria for companies comprising the two peer groups include:

•	competition for executive talent;

•	revenue and market capitalization;

•	global presence and scope of international operations; and

•	companies viewed as leaders in their industry.

The Committee, with the assistance of Pay Governance, twice annually reviews specific criteria and recommendations regarding companies to add to or remove from the two comparator groups. The Compensation Committee modifies the peer group criteria as appropriate while seeking to ensure a satisfactory degree of stability, to provide a consistent basis for comparison.

Oil Industry Peer Group

The oil industry peer group comprises 30 companies in the oil services, exploration and production, refining and pipeline industries, including six companies in the oilfield services industry. Because of Schlumberger’s international operations, the Compensation Committee approved the inclusion of seven non-US energy and energy-related companies that also met the criteria set forth above. In September 2010, the Compensation Committee also approved the addition of Devon Energy Corporation and McDermott International to the oil industry peer group in order to ensure that the data remained robust and that Schlumberger was positioned in the median of the peer group in terms of revenue.

The Compensation Committee includes oil exploration and production (E&P) companies in this peer group as they compete with Schlumberger for executive talent. Also, because Schlumberger is significantly larger than all of its direct competitors in the oilfield services industry in terms of revenue and market capitalization, the Compensation Committee believed that the addition of E&P companies provides a more appropriate and complete comparator group. The Committee believes that the inclusion of E&P companies is also appropriate because recent market consolidation has reduced the number of direct competitors in the oilfield services industry, increasing the prominence of E&P companies as competitors for talent.

The Compensation Committee selected the following companies for the oil industry peer group effective for 2011 compensation decisions:

Oil Industry Peer Group

Oil services, E&P, refining and pipeline companies

• Anadarko Petroleum	• Baker Hughes	• BG Group	• BHP Billiton	• BJ Services†
• BP	• Cameron International	• Canadian Natural Limited	• Chevron	• CITGO
• ConocoPhillips	• Devon Energy	• Eni SpA	• Exxon Mobil	• Halliburton
• Hess	• Marathon Oil	• McDermott International	• Murphy Oil	• Nabors Industries
• Noble	• Occidental Petroleum	• Parker Drilling	• Royal Dutch Shell	• Smith International†
• Sunoco	• TOTAL	• Transocean	• Valero	• Weatherford

†	Although Baker Hughes acquired BJ Services in April 2010 and we acquired Smith in August 2010, the two companies remained part of the oil industry peer group because the Compensation Committee considered compensation data from March 2010 for the two companies.

General Industry Peer Group

The general industry peer group provides data from large companies with significant international operations, and supplements the compensation data from the oil industry peer group, whose companies are closer to Schlumberger in industry type but have widely varying revenue sizes. The general industry peer group excludes companies that do not have a significant international scope, as well as those in industries that are least comparable to Schlumberger’s industry, such as the retail and the financial services industries. Like the first comparator group, this second group also includes non-US companies. The Compensation Committee also considers data from the second peer group as it deems necessary or advisable insofar as data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for non-operations positions, where the skills and experience may be easily transferable to other industries outside the oil and gas industry.

In September 2010, the Compensation Committee reviewed the companies in the general industry peer group and the selection criteria in light of the following primary factors, with the resulting changes to the peer group described below:

•	Schlumberger’s recent acquisitions of Smith and Geoservices and its significant growth in recent years,

•	Schlumberger’s relatively high market capitalization-to-revenue multiple, rendering it difficult to place the Company in the median of a comparator group on both metrics; and

•	intensified competition for Schlumberger’s executive talent.

At the time of the Compensation Committee’s review, Schlumberger’s 2011 revenue was forecast to be more than $35 billion. However, the revenue range for companies in the general industry peer group was $15 billion to $40 billion, which would have placed Schlumberger in approximately the 90th percentile in terms of revenue. In order to position Schlumberger nearer the revenue median of the general industry peer group, for purposes of 2011 compensation decisions, the Compensation Committee approved an increase in the revenue range for the comparator companies from a range of $15 billion to $40 billion, to a range of $25 billion to $50 billion. This modification resulted in Schlumberger being in the 45th percentile of the general industry peer group, based on projected 2011 full-year revenue, and above the 90th percentile of the peer group based on projected 2011 market capitalization.

In connection with the changes described above, the Compensation Committee selected the following companies for the general industry peer group effective for 2011:

General Industry Peer Group

Revenue of $25B to $50B with technical and global focus

• Abbott Laboratories	• Amazon.com*	• AstraZeneca PLC	• Bayer AG*	• Best Buy*

• Bunge Ltd.*	• Caterpillar Inc.*	• Cisco	• Coca-Cola*	• Delta Air Lines*

• Dow Chemical*	• E.I. Dupont de Nemours	• Express Scripts*	• FedEx*	• General Dynamics*
• GlaxoSmithKline*	• Hess*	• Honeywell	• Intel	• Johnson Controls*
• Merck & Co.	• Novartis AG*	• PepsiCo, Inc. *	• Pfizer*	• Raytheon

• Rio Tinto*	• Sanofi-Aventis*	• Sprint Nextel	• UPS*	• Walt Disney*

* Denotes a company that was added to the group for 2011.

Elements of Compensation

Base Salary

Base salary is the fixed portion of an executive’s annual cash compensation, which provides some stability of income since the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, base salary is set at a level that is competitive with base salaries in the two peer groups and takes into account other factors described below. Generally, the Compensation Committee targets base salaries for executive officers to be between the 50th and the 75th percentile of both peer groups.

Base salaries for each executive officer position are compared annually with similar positions in both peer groups. Base salary changes for executive officers, except the CEO, are recommended by the CEO and subject to approval by the Compensation Committee, taking into account:

•	comparable salaries in the two peer groups;

•	comparison to internal peer positions;

•	the Company’s performance during the year relative to the previous year and to its market peers;

•	individual business experience and potential; and

•	overall individual performance.

The base salary of the CEO is reviewed by the Compensation Committee in executive session and recommended to the independent members of the Board of Directors for approval, based on the same criteria as above. In addition to periodic reviews based on the factors described above, the Compensation Committee may adjust an executive officer’s base salary during the year if the executive officer is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider these new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. Base salary may also be reduced, such as when an executive officer moves to a position of lesser responsibility in the Company. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions in the two peer groups.

Base Salary Decisions in 2011

The Compensation Committee carried out a review of the compensation of executive officers in January 2011. The Committee reviewed Mr. Gould’s annual base salary of $2,500,000, which had not been increased since January 2006, and determined not to increase his salary since it was above the 75th percentile of both peer groups.

With respect to other executives, base salary decisions for 2011 generally positioned our NEOs at or slightly above or below the 75th percentile of both peer groups, reflecting promotions and the recent growth in the size and scope of the Company’s operations that resulted in increased responsibilities during the year. Specifically, in January, Mr. Kibsgaard’s annual base salary was increased from 750,000 Euros to 900,000 Euros in his capacity as Chief Operating Officer. Additionally, Messrs. Pai and Oestdahl became joint Executive Vice Presidents of Operations, and in consideration of their respective promotions and increased responsibilities, the Compensation Committee approved an increase to Mr. Pai’s base salary in January 2011 from 600,000 Euros to 700,000 Euros, and to Mr. Oestdahl’s base salary effective February 2011 from 3,675,300 Norwegian Kronors (equivalent to approximately 469,800 Euros) to 640,000 Euros.

Also, in January 2011, the Compensation Committee approved an increase to Mr. Belani’s base salary from 550,000 Euros to 640,000 Euros, in connection with his promotion to Executive Vice President Technology as well as for retention purposes. (Mr. Belani’s base salary is now denominated in U.S. dollars ($900,000) following his transfer to Houston.) The Compensation Committee also approved an increase in the base salary of Mr. Ayat in July 2011, from $900,000 to $1,000,000, for retention purposes and to recognize his experience and perspective in a year of significant management change.

Retirement of CEO and Appointment of Successor CEO.  As discussed above in the section “2011 Executive Summary,” effective August 1, 2011, Mr. Gould retired as Chief Executive Officer and Mr. Kibsgaard was appointed by the Schlumberger Board of Directors as the Company’s new CEO, on the recommendation of the Nominating and Governance Committee. In connection with Mr. Kibsgaard’s promotion, the Compensation Committee approved an increase to his base salary from 900,000 Euros to $1,700,000 (then equivalent to approximately 1,181,500 Euros), which placed him above the 75th percentile of the oil industry peer group and slightly below the 75th percentile of the general industry peer group. In connection with Mr. Gould’s retirement as CEO and in light of his continued service as an executive until April 2012 and as the Chairman of the Board until the 2012 annual general stockholders meeting, the Compensation Committee decided to keep Mr. Gould’s base salary at $2,500,000; however, effective with his retirement as CEO, Mr. Gould ceased to be eligible to participate in the Company’s annual performance-based incentive program or its long-term incentive program.

Annual Cash Incentive

The Company pays annual performance-based cash incentives to its executives to foster a results-driven, pay for performance culture and to align their interests with those of Schlumberger’s stockholders. The Compensation Committee selects performance-based measures that it believes will motivate an executive to increase operating results in the near-term as well as drive profitable long-term Company growth and value for stockholders. Incentive cash payments are made each February according to the achievement of both personal and financial (Company) objectives during the previous fiscal year.

Half of Schlumberger’s potential cash incentive range is based on the satisfactory completion of personal objectives established at the beginning of the year, while the other half of the potential range is based on the achievement of Company financial objectives. The financial half of the incentive cash payment for NEOs has an incremental financial element, which means that the maximum incentive opportunity can be up to 200% of target with respect to the financial part based on achievement of superior financial results. This enhanced incentive applies to the CEO and our other executive officers, as well as to specified positions that have a significant impact on the Company’s success. The personal half has no positive incremental element, meaning the maximum payout with respect to this half of the annual incentive is 100% of target.

The Compensation Committee reviews and recommends to the full Board the financial objectives for both the CEO and the other executive officers. The Committee approves the personal objectives for the CEO and assesses his performance against those objectives in determining the annual cash incentive award, subject to final approval by the Board. The CEO approves the personal objectives for the other executive officers, including the other NEOs, and assesses each such officer’s performance against their pre-determined objectives.

Annual Cash Incentive Decisions for 2011

Annual Cash Incentive Ranges

In April 2011, the Compensation Committee, with assistance from Pay Governance, compared the maximum annual cash incentive payout opportunities in 2010 for Schlumberger’s executives as a percentage of their target annual cash incentive levels, with that of companies in Schlumberger’s two peer groups. At the time of the analysis, the target annual cash incentive payout opportunities for Schlumberger’s executives ranged from 0% to 75% to 0% to 100% of base salary, depending on the position. For purposes of this comparative analysis, Schlumberger’s “target” assumed achievement of 100% of the financial half of the incentive (which increases for incrementally improved performance) and achievement of 75% of the half based on personal objectives.

The data showed that executives at more than 75% of the companies comprising Schlumberger’s two peer groups had a maximum annual incentive opportunity of at least 200% of target compensation as compared to Schlumberger’s maximum annual incentive opportunity of approximately 150% as a percentage of target. The data also showed that Schlumberger’s actual annual cash incentive payments to its executive officers were below market. As a result of its review of the comparative data of the two peer groups and in consideration of the increased levels of responsibility of each of the persons named below, the Compensation Committee approved the following increases to the annual cash incentive ranges, effective August 2011:

•	for Mr. Kibsgaard, from 0-100% to 0-150% of base salary, and

•	for each of Messrs. Pai, Oestdahl and Belani, from 0-75% to 0-100% of base salary.

As stated previously, only the financial half of the annual cash incentive payment has a maximum incentive payout opportunity of up to 200% of target, while the personal half has no positive incremental element.

Financial Objective

As in previous years, the financial half of the annual cash incentive for all executive officers in 2011 was based on diluted earnings per share from continuing operations (“EPS”).

The Compensation Committee selected EPS as the most appropriate measure upon which to base the financial portion of the annual cash incentive because it is the primary basis on which we set our performance expectations for the year; we believe that consistent EPS growth leads to long-term stockholder value; and EPS is the metric most widely used by investors and analysts to evaluate the performance of Schlumberger. When considering the Company’s operating results, the Compensation Committee has the discretion to decide whether to take into account the effect on EPS of unusual or infrequent charges or gains, depending on the nature of the item. The Compensation Committee exercises its discretion when it believes that executives and other employees would be unfairly harmed by, or would unfairly benefit from, these items.

The process used to set these annual EPS targets starts with a review of plans and projections following bottom-up planning from the field, which considers factors such as:

•	activity growth potential;

•	pricing;

•	anticipated exploration and production (E&P) spending; and

•	introduction of new technology.

As with 2010, the Compensation Committee decided that the maximum incentive opportunity for the financial-based portion of the annual incentive would be 200% instead of the 300% available in some previous years. The Committee also believed it was important to set EPS targets which, while very difficult to achieve in an uncertain global economy, were realistic.

The performance targets and corresponding payouts for the financial half of the 2011 annual cash incentive were as follows:

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an EPS of at least $3.40 was needed to trigger a payment of 50% of the financial half of the incentive payment, below which no financial incentive would be paid. The EPS target of $3.40 represented a 19% increase against EPS of $2.86 actually earned for 2010;

•	in order for 100% of the financial half of the incentive to be paid, 2011 EPS achieved had to be at least $3.75, which represented a 31% increase against EPS actually earned in 2010; and

•	an EPS of at least $4.10 was needed to achieve 200% of the financial half of the incentive, which represented a 43% increase against EPS actually earned for 2010.

If the EPS result achieved was between two targets, then the financial incentive payment would be prorated. As in prior years, no cash incentive would be paid if the minimum 2011 EPS target was not met.

Schlumberger’s 2011 EPS was $3.51, which included charges relating to the write-off of certain assets in Libya that are no longer recoverable as a result of the political unrest in the country; the continued integration of Smith; and a contribution to the Schlumberger Foundation to support the Foundation’s Faculty for the Future program. The Compensation Committee decided that for purposes of calculating the financial half of the cash incentive payment, it would exclude all of these charges as they either resulted from actions that were in the Schlumberger’s best interest or did not relate to Schlumberger’s ongoing operations. Schlumberger’s EPS, excluding these charges was $3.66. In addition, the Compensation Committee considered the fact that, because of the civil war in Libya, Schlumberger suspended operations in the country for most of 2011 and evacuated employees for their safety. As a result of this suspension of operations, there was a difference of more than $0.09 between the initial 2011 EPS target established in January 2011 and actual 2011 results. However, the Compensation Committee believed that it would be unfair to reduce EPS for purposes of the cash incentive because of the extraordinary events in Libya and the decisions taken by management, which were in the best interests of the Company and its employees. The Compensation Committee therefore decided to exclude a $0.09 difference between projected and actual 2011 results caused by the extraordinary events in Libya, and approved an EPS achievement of $3.75, which resulted in a payout of 100% of the financial half of the annual cash incentive.

Individual Objectives

The second half of the annual cash incentive is related to personal objectives that are specific to each executive officer position and may relate to:

•	technology or geographical profitability or revenue growth;

•	market penetration;

•	acquisitions or divestitures; and

•	non-financial goals that are important to the Company’s success, including:

•	people-related objectives such as retention and diversity;

•	ethics and compliance;

•	safety objectives;

•	new technology introduction; and

•	any other business priority.

The award for the personal half of the cash incentive was based on the specific results each named executive officer achieved, as approved by the Compensation Committee. Personal objectives are set at the start of the fiscal year. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee evaluates the performance of the CEO in a similar way, subject to approval by the full Board.

Messrs. Gould and Kibsgaard had objectives on safety, which were achieved.

Messrs. Gould, Kibsgaard, Pai and Oestdahl had objectives on people, including diversity and retention, which were mainly achieved.

Messrs. Gould and Kibsgaard had objectives on mergers and acquisitions, which were mostly achieved.

Messrs Gould, Kibsgaard, Ayat, Pai and Oestdahl had objectives relating to the Smith integration, which were achieved.

Messrs. Gould and Kibsgaard had objectives on research and product development, which were mainly achieved.

Mr. Gould had objectives regarding mentoring Mr. Kibsgaard, which were achieved.

Mr. Kibsgaard had objectives regarding corporate initiatives on communication, which were achieved.

Mr. Ayat had objectives regarding capital structure and cash flow, which were achieved.

Messrs. Pai and Oestdahl had objectives on quality and safety, which were mainly achieved. Messrs Pai and Oestdahl also had objectives on sales and marketing, which were mainly achieved. Mr. Pai also had objectives regarding technology, which were mainly achieved. Mr. Oestdahl also had objectives on cost management and efficiency, which were mainly achieved.

Mr. Belani had objectives on research, engineering, manufacturing and sustaining, substantially all of which were achieved.

2011 Annual Incentive as a Percentage of Base Salary

Name	Total Incentive Range Eligibility (%)	Financial Half Range Eligibility (%)	Financial Half Incentive Achieved (%)	Personal Half Range Eligibility (%)	Personal Half Incentive Achieved (%)	Total 2011 Incentive Paid as a % of Base Salary(1)
P. Kibsgaard	0-100	50	50	50	45	95
	0-150	75	75	75	67.5	142.5
A. Gould	0-100	50	50	50	47.5	97.5
S. Ayat	0-100	50	50	50	47.5	97.5

S. Pai	0-75	37.5	37.5	37.5	30.75	68.25
	0-100	50	50	50	41.0	91.0
K.-E. Oestdahl	0-75	37.5	37.5	37.5	30.75	68.25
	0-100	50	50	50	41.0	91.0
A. Belani	0-75	37.5	37.5	37.5	35.0	72.5
	0-100	50	50	50	47.5	97.5

(1)	Equals the sum of both the financial half and the personal half of the cash incentive achieved, expressed as a percentage of the total possible incentive. For each NEO who received an annual cash incentive range increase during the year, each separate percentage of total 2011 cash incentive paid is a function of the applicable cash incentive range for that portion of 2011 during which such range was in effect. Thus, for any such NEO, the different percentages in the “Personal Half Incentive Achieved” column generally are ratably equivalent to the different percentages achieved with respect to the total incentive ranges in the year.

Long-Term Equity Compensation—Stock Options

Stock options are designed to give high-value employees, including named executive officers, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and stockholder interests over the longer term. Schlumberger currently uses stock options as its primary long-term incentive for executive officers as it believes that they best align employee incentives with stockholder interests. Since a financial gain from stock options is possible only after the price of the common stock has increased, the Company believes that grants of stock options motivate executives and other employees toward behavior that benefits all stockholders.

The Compensation Committee grants stock options to reward past performance but also to retain executive officers and to provide incentives for future exceptional performance. The value of a stock option grant increases with the level of position, and for the CEO and other named executive officers is typically the largest element of the total compensation package. In determining the value of grants of stock options to be made to executive officers, the Compensation Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants for the other NEOs), consider numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	review of total direct compensation for comparable positions in the comparator groups;

•	the size and mix of the compensation elements for an executive officer;

•	retention;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	the total value and number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and

•	a review of the internal equity of peer position career grants.

Once the dollar value of the stock option grant for a named executive officer has been determined based on the above factors, it is converted into a number of stock options on an estimated fair value basis on the date of the Compensation Committee meeting using the Black-Scholes formula.

The tables below detail the approximate grant date fair value and number of stock options granted in 2011 to the named executive officers. The approximate grant date fair value of each grant was used by the Compensation Committee to determine the number of options granted. The actual grant date fair value of each grant, computed in accordance with applicable accounting standards, is disclosed in the Grants of Plan-Based Awards For Fiscal Year 2011 table below.

The values given to equity compensation awards by the Compensation Committee are only estimates, and the actual value that may be realized by an NEO depends on the NEO’s continued service and Schlumberger’s future stock price performance.

Stock Option Grants in 2011

January 2011 Stock Option Grants.

January 2011 Stock Option Grants

Name	Approximate Fair Value of Grant	Number of Options Granted
A. Gould	$12,752,000	400,000
P. Kibsgaard	$4,400,000	138,000
S. Ayat	$6,000,000	188,000
S. Pai	$2,800,000	88,000
A. Belani	$4,100,000	129,000
K. E. Oestdahl	$1,100,000	40,000

As stated in our 2011 proxy statement, the Compensation Committee granted stock options in January 2010 with a grant date dollar fair value estimated to be generally between the 50th and 75th percentiles, or higher, of

Schlumberger’s two peer groups. However, grants of LTIs within the two peer groups were higher than preliminary estimates in January 2010 had indicated due to the uncertainty in early 2010. As a result, when the Compensation Committee conducted another review of executive officer compensation in October 2010, the LTI values for the 2010 named executive officers were ultimately found to be generally at or below the 50th percentile of both peer groups. The Compensation Committee’s review of LTI awards at its January 2011 meeting was conducted with this background in mind, with the goal to ensure that the 2011 LTIs of our named executive officers were brought more in line with the peer groups for 2011.

In light of 2010 equity grants being lower than intended for competitive positioning, the Compensation Committee in January 2011 approved the following awards, following review of peer market data presented to the Committee:

•

to Mr. Gould, $12,752,000 in stock options, which was slightly below the 75th percentile of the oil industry peer group and at the 75th percentile of the general industry peer group. This stock option grant was recommended by the Compensation Committee and approved by the Board;

•

to Mr. Kibsgaard in his position as COO, $4,400,000 in stock options, which was above the 50th percentile of the oil industry peer group and between the 50th and 75th percentile of the general industry peer group;

•

to Mr. Ayat, $6,000,000 in stock options, of which approximately $3,500,000 represented an annual grant based on peer group data and approximately $2,500,000 of which was for retention purposes and in recognition of Mr. Ayat’s experience and perspective during the CEO transition period, resulting in the grant being above the 75th percentile of both groups;

•

to Mr. Belani, $4,100,000 in stock options, of which approximately $1,600,000 represented an annual grant based on peer group data and approximately $2,500,000 of which was for retention purposes and in recognition of Mr. Belani’s contributions during the period of CEO transition, resulting in the grant being above the 75th percentile of both groups;

•	to Mr. Pai, $2,800,000 in stock options, which was between the 50th and 75th percentile of both peer groups; and

•

to Mr. K.E. Oestdahl, $1,100,000 in stock options, based on competitive positioning with respect to his responsibilities prior to becoming Executive Vice President Operations, which was below the median for both peer groups.

April and July 2011 Stock Option Grants.

In April 2011, the Compensation Committee approved an additional award to Mr. Oestdahl of $1,000,000 in stock options, which together with the January grant, was slightly below the median of both peer groups, based on peer market data and after further review of his position and increased responsibilities in connection with his promotion to Executive Vice President Operations.

In July 2011, the Compensation Committee approved a stock option grant to Mr. Kibsgaard of $4,200,000 in stock options in anticipation of his appointment as CEO.

April 2011 Stock Option Grant

Name	Approximate Fair Value of Grant	Number of Options Granted
K.E. Oestdahl	$1,000,000	30,000

July 2011 Stock Option Grant

Name	Approximate Fair Value of Grant	Number of Options Granted
P. Kibsgaard	$4,200,000	125,000

Stock Option Granting Process

The Compensation Committee is responsible for granting options under Schlumberger’s stock option and incentive plans. The Committee approves a preliminary budget for stock option grants for the following year at each October Compensation Committee meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the groups and approved by the CEO. The Compensation Committee approves and grants all stock option awards, including executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board of Directors. Awards for the CEO are granted by the Committee following approval by the full Board.

The regular Board of Directors and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, generally on the third or fourth Thursday of January, April, July and October, and the committee meetings held the day before each Board meeting. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the grant date as the day of the Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time stock option grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, annual stock option grants are made at the January meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement. It is Schlumberger’s policy to make awards to executive officers and other employees at the same time.

The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been Schlumberger’s practice for many years.

Stock options generally have five-year ratable vesting, except for those granted to employees in France, which have four-year cliff vesting (meaning that all options vest at a single point in time), and those granted to Andrew Gould in January 2010 and January 2011, which have three-year ratable vesting. The Board and the Compensation Committee have the discretion to grant stock options with different vesting schedules as they deem necessary.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The Company’s stock option plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;

•	re-pricing, or reducing the exercise price of a stock option;

•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant; or

•	granting options with a “reload” feature.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. In the second half of 2011, the Company reviewed its executive stock ownership guidelines in light of current practice and to further strengthen corporate governance. As a result, the Board of Directors, upon recommendation of the Nominating and Governance Committee, adopted revised executive stock ownership guidelines applicable to executive officers and other key position holders.

The newly-adopted guidelines require the CEO to hold stock valued at six times base salary (increase from 5x), and Executive Vice Presidents to hold stock valued at three times base salary (remained same) and Executive Officers (non-EVPs) to hold stock valued at two times base salary (increase from 1.5x). Additionally all executives subject to the revised guidelines must retain 50% (as opposed to 30%) of net shares acquired upon the exercise of stock options, after payment of applicable taxes, until they achieve the required ownership level. Additionally, the revised guidelines provide that executives have five years to comply with the ownership requirements. There was no specified timeline under the prior guidelines.

Senior executives are required to hold the numbers of shares equal to the multiple of base salary set forth below.

Title	Stock Ownership Multiple
Chief Executive Officer	6x base salary
Executive Vice Presidents	3x base salary
Executive Officers (non-EVP)	2x base salary
Key Staff Positions	1x base salary

Prohibition on Speculation in Schlumberger Stock

Schlumberger’s insider trading policy prohibits executives from speculating in the Company’s stock, which includes, but is not limited to, short selling; buying or selling publicly-traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to encourage long-term careers with the Company and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers longer-term benefit plans to be an important element of the total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice with respect to retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. The qualified plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and/or regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account or annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement which, at the discretion of the Company, may be offered to executive officers (other than the CEO) who are approaching retirement. This practice involves a transition into retirement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to provide for a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional stock options or, once his or her work time is reduced, for an annual cash incentive.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers this Schlumberger standard. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for executive officers.

Perquisites

Schlumberger provides only minimum perquisites to its executive officers, which (as to the named executive officers) have been identified in the narrative notes to the Summary Compensation Table. The same perquisites are generally available to all professional-level employees. For example, relocation assistance is provided to employees based on a Company-wide basis.

No Employment Agreements

Schlumberger does not have employment, severance or change-in-control agreements for any of its executive officers, except for those in connection with phased retirement as described above. The Company’s executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time.

Recoupment of Performance-based Cash Awards

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recouping performance-based cash awards in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based cash awards paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

Schlumberger provided stockholders a “say-on-pay” advisory vote on its executive compensation in April 2011 under recently adopted rules. At Schlumberger’s 2011 annual general meeting of stockholders, stockholders expressed substantial support for the compensation of its NEOs, with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2011 annual advisory “say-on-pay” vote at its April meeting. The Compensation Committee also considers numerous other factors in evaluating Schlumberger’s executive compensation program as discussed in this CD&A. While each of these factors informed the Committee’s decisions regarding the NEOs’ compensation, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Impact of Accounting and Tax Treatment

Accounting Treatment

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, it is expensed in the Company’s income statement ratably over the vesting period.

Tax Treatment

Schlumberger grants both incentive stock options and non-qualified stock options according to US tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual covered employee. The Company’s stock option plans are intended to provide qualified performance-based compensation for purposes of Section 162(m) and are not expected to be subject to the $1 million limitation. The Compensation Committee believes that the lost deduction on cash compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to adjust incentives as determined appropriate under a plan that is not subject to the conditions of Section 162(m). Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax. The Company’s compensation programs and awards are designed to make them exempt from or compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Tony Isaac	Adrian Lajous
Michael E. Marks, Chair	Elizabeth Anne Moler

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

2011 Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2011 to each individual who served as our Chief Executive Officer during 2011, the Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)		Total ($)
P. Kibsgaard(1),(2)	2011	1,425,117	N/A	N/A	8,488,590	1,690,300	381,835	251,992	(11)	12,237,834
Chief Executive Officer	2010	979,416	N/A	N/A	2,670,820	1,072,510	203,730	27,006		4,953,482
	2009	746,451	N/A	N/A	2,889,100	362,136	128,129	202,964		4,328,780

A. Gould(3)	2011	2,500,000	N/A	N/A	12,268,000	1,421,900	1,108,176	580,018	(12)	17,878,094
Chairman and Former	2010	2,500,000	N/A	N/A	8,938,900	2,800,000	1,104,721	214,375		15,557,996
Chief Executive Officer	2009	2,500,000	N/A	N/A	8,650,280	1,787,500	944,323	181,250		14,063,353
S. Ayat	2011	941,667	N/A	N/A	5,908,840	918,100	628,901	100,535	(13)	8,498,043
Executive Vice	2010	900,000	N/A	N/A	2,392,100	1,012,500	513,898	113,320		4,931,818
President and Chief Financial Officer	2009	750,000	N/A	N/A	1,590,125	536,250	400,685	116,559		3,393,619

S. Pai(4)	2011	967,382	N/A	N/A	2,698,960	753,007	680,742	133,850	(14)	5,233,941
Executive Vice President, Operations	2010 2009	796,813 785,945	N/A N/A	N/A N/A	4,491,811 2,051,485	644,489 403,814	598,600 363,433	101,303 126,423		6,633,016 3,731,100

K.-E. Oestdahl(5)	2011	875,411	N/A	N/A	2,256,800	682,378	409,173	376,285	(15)	4,600,047
Executive Vice President, Operations

A. Belani(6)	2011	886,661	N/A	N/A	4,054,470	736,600	606,705	287,557	(16)	6,571,993
Executive Vice President,	2010	724,879	N/A	N/A	1,485,620	586,321	425,995	116,987		3,339,802
Technology

(1)	Mr. Kibsgaard was paid in Euros (i) for part of 2011, (ii) for all of 2010 and (iii) for part of 2009. For purposes of this Summary Compensation Table, compensation has been determined using 2011, 2010, and 2009 average exchange rates of 1 U.S. Dollar = .715 Euros, 1 U.S. Dollar = 0.753 Euros and 1 U.S. Dollar = 0.721 Euros, respectively.

(2)	Effective August 1, 2011, Mr. Kibsgaard was appointed Chief Executive Officer of Schlumberger Limited.

(3)	Mr. Gould retired as our Chief Executive Officer in July 2011 and will step down as Chairman of the Board at the time of the 2012 annual general meeting of stockholders. The amount reported as Non-equity Incentive Plan Compensation represents a pro-rated payout for the seven months during which he served as Chief Executive Officer.

(4)	Mr. Pai is paid in Euros. For purposes of this Summary Compensation Table, compensation has been determined using 2011, 2010 and 2009 average exchange rates of 1 U.S. Dollar = .715 Euros, 1 U.S. Dollar = 0.753 Euros, 1 U.S. Dollar = 0.721 Euros, respectively.

(5)	Mr. Oestdahl was paid in Euros for 11 months in 2011, and in Norwegian Kronor for one month. For purposes of this Summary Compensation Table, compensation has been determined using the 2011 average exchange rate of 1 U.S. Dollar = .715 Euros, and the average exchange rate of 1 U.S. Dollar = 5.579 Kronor.

(6)	Mr. Belani was paid in Euros (i) for part of 2011, (ii) for all of 2010 and (iii) for part of 2009. For purposes of this Summary Compensation Table, compensation has been determined using 2011, 2010 and 2009 average exchange rates of 1 U.S. Dollar = .715 Euros, 1 U.S. Dollar = 0.753 Euros, 1 U.S. Dollar = 0.721 Euros, respectively.

(7)	The annual cash incentive paid to Schlumberger’s named executive officers is included in the column “Non-Equity Incentive Plan Compensation.”

(8)	The amount reflected in this column is the aggregate grant date fair value for option grants in 2011, computed in accordance with applicable accounting standards. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the grant dates indicated.

	Stock Option Grant Date
	1/20/2011 (5-year vest options)	1/20/2011 (4-year vest options)	4/21/11	7/21/11
Dividend yield	1.2%	1.2%	1.1%	1.1%
Expected volatility	36.4%	37.1%	36.4%	37.5%
Risk-free interest rate	2.9%	2.7%	2.8%	2.4%
Expected option life	7.0 years	6.5 years	6.5 years	7.0 years

(9)	The amounts in this column reflect the change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans. There are no nonqualified deferred compensation earnings reflected in this column because no named executive officer received above-market or preferential earnings on such compensation during 2011, 2010 or 2009.

(10)	All of the perquisites included and described in the column “All Other Compensation” are generally available to all of the Company’s exempt employees. Relocation assistance is provided to all employees on a Company-wide basis.

(11)	The amount disclosed for Mr. Kibsgaard consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$69,017
Contributions to Schlumberger Profit Sharing Plans	$7,350
Perquisites:
Vacation payout in connection with transfer	$174,376
Tax preparation in connection with transfer	$1,249
Total	$251,992

(12)	The amount disclosed for Mr. Gould consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$119,919
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$119,919
Contributions to Schlumberger Profit Sharing Plans	$7,350
Contributions to Schlumberger 401(k) Plan	$7,350
Perquisites:
Reimbursement for loss on home sale	$25,000
Vacation payout in connection with transfer	$300,480
Total	$580,018

(13)	The amount disclosed for Mr. Ayat consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$51,294
Contributions to Schlumberger Profit Sharing Plans	$7,350
Contributions to Schlumberger 401(k) Plan	$7,350
Perquisites:
Allowance in lieu of hotel expenses	$28,769
Vacation travel allowance	$5,772
Total	$100,535

(14)	The amount disclosed for Mr. Pai consists of the following:

Item
Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$91,713
Perquisites:
Child education expenses	$41,720
Medical coverage for child	$417
Total	$133,850

(15)	The amount disclosed for Mr. Oestdahl consists of the following:

Item
Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$40,415
Perquisites:
Mobility payment	$41,399
Relocation allowance	$31,469
Temporary living	$657
Child education expenses	$79,441
Relocation expenses—movement household goods	$1,572
Vacation payout in connection with transfer	$181,332
Total	$376,285

(16)	The amount disclosed for Mr. Belani consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$37,613
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$37,613
Contributions to Schlumberger Profit Sharing Plans	$7,350
Contributions to Schlumberger 401(k) Plan	$7,350
Perquisites:
Relocation expenses—movement household goods	$59,130
Vacation travel allowance	$14,499
Vacation payout in connection with transfer	$124,002
Total	$287,557

Grants of Plan-Based Awards for Fiscal Year 2011

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to Schlumberger’s named executive officers during the year ended December 31, 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on Grant Date ($/Sh)	Full Grant Date Fair Value of Stock And Option Awards ($)

		Threshold ($)	Target ($)	Maximum ($)

P. Kibsgaard		453,717	1,556,872	2,668,924
	1/20/11				138,000	83.89	85.28	4,337,340
	7/21/11				125,000	90.00	90.96	4,151,250
A. Gould		371,875	1,276,042	2,187,500
	1/20/11				400,000	83.89	85.28	12,268,000
S. Ayat		240,125	823,959	1,412,501
	1/20/11				188,000	83.89	85.28	5,908,840
S. Pai		211,017	724,079	1,241,279
	1/20/11				88,000	83.89	85.28	2,698,960
K.-E. Oestdahl		191,198	656,073	1,124,696
	1/20/11				40,000	83.89	85.28	1,257,200
	4/21/11				30,000	90.10	89.78	999,600
A. Belani		193,480	663,903	1,138,119
	1/20/11				129,000	83.89	85.28	4,054,470

(1)	These columns show the possible payouts for each named executive officer for fiscal year 2011 based on performance goals set in January 2011. Possible payouts are performance-driven. Except as discussed below for Mr. Gould, threshold, target and maximum potential payouts are based on the annual cash incentive range established for each NEO, which is expressed as a percentage of base salary for the year. For those NEOs who received base salary increases or annual cash incentive range increases, or both, during the year, potential payouts are determined by pro-rating the potential payout based upon the number of months a cash incentive range or base salary rate was in effect. Mr. Gould’s potential payout amounts reflect only seven months of eligibility to participate in the Company’s annual performance-based cash incentive program, as a result of his retirement in August 2011 as our CEO.

The cash incentive amounts actually earned for 2011 and payable in 2012 are reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s named executive officers with respect to 2011 performance, please read “Compensation Discussion and Analysis—Elements of Compensation—2011 Annual Incentive.”

(2)	The exercise price is equal to the average of the high and low per share prices of Schlumberger common stock on the dates of grant, and may be paid in cash or by tendering shares of Schlumberger common stock. Applicable tax obligations may be paid in cash or by withholding of shares of Schlumberger common stock.

The stock options granted in January 2011, April 2011 and July 2011 vest in five equal annual installments, except for (i) options granted to employees in France, including Messrs. Pai and Oestdahl, which are subject to four-year cliff vesting, and (ii) options granted to Mr. Gould in January 2010, which vest in three equal annual installments.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information regarding unexercised stock options outstanding for each of our named executive officers as of December 31, 2011.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
P. Kibsgaard	7/19/2006	6,000	0	63.545	7/19/2016
	1/17/2008	28,200	18,800	84.930	1/17/2018
	1/22/2009	0	60,000	37.845	1/22/2019
	4/23/2009	40,000	60,000	45.880	4/23/2019
	1/21/2010	9,400	37,600	68.505	1/21/2020
	2/4/2010	12,800	51,200	63.760	2/4/2020
	1/20/2011	0	138,000	83.885	1/20/2021
	7/21/2011	0	125,000	89.995	7/21/2021
A. Gould(2)	1/18/2006	800,000	0	54.235	1/18/2016
	1/17/2007	320,000	80,000	58.455	1/17/2017
	1/17/2008	195,000	130,000	84.930	1/17/2018
	1/22/2009	272,000	408,000	37.845	1/22/2019
	1/21/2010	118,333	236,667	68.505	1/21/2020
	1/20/2011	0	400,000	83.885	1/20/2021
S. Ayat	1/18/2006	60,000	0	54.235	1/18/2016
	1/17/2007	80,000	20,000	58.455	1/17/2017
	1/17/2008	36,000	24,000	84.930	1/17/2018
	1/22/2009	50,000	75,000	37.845	1/22/2019
	1/21/2010	19,000	76,000	68.505	1/21/2020
	1/20/2011	0	188,000	83.885	1/20/2021
S. Pai	4/17/2002	100,000	0	27.873	4/17/2012
	1/18/2006	80,000	0	54.235	1/18/2016
	7/19/2006	30,000	0	63.545	7/19/2016
	1/17/2008	24,000	16,000	84.930	1/17/2018
	1/22/2009	34,000	51,000	37.845	1/22/2019
	4/23/2009	24,000	36,000	45.880	4/23/2019
	1/21/2010	0	47,000	68.505	1/21/2020
	2/4/2010	0	68,000	63.760	2/4/2020
	10/21/2010	0	83,334	64.225	10/21/2020
	1/20/2011	0	88,000	83.885	1/20/2021
K.-E. Oestdahl	1/17/2008	12,000	8,000	84.930	1/17/2018
	1/22/2009	4,800	7,200	37.845	1/22/2019
	4/23/2009	6,000	9,000	45.880	4/23/2019
	1/21/2010	3,000	12,000	68.505	1/20/2021
	1/20/2011	0	40,000	83.885	1/20/2021
	4/21/2011	0	30,000	90.065	4/21/2021
A. Belani	1/18/2006	100,000	0	54.235	1/18/2016
	1/17/2007	40,000	10,000	58.455	1/17/2017
	1/17/2008	36,000	24,000	84.930	1/17/2018
	1/22/2009	50,000	75,000	37.845	1/22/2019
	1/21/2010	11,800	47,200	68.505	1/21/2020
	1/20/2011	0	129,000	83.885	1/20/2021

(1)	Options granted from July 2003 to January 2006 have four-year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. The grants listed above that were made before and after these dates have five-year ratable vesting and no profit cap, except for (i) options granted to employees in France, including Messrs. Pai and Oestdahl, which have four-year cliff vesting, and (ii) options granted to Mr. Gould in January 2010, which vest in three equal annual installments.

(2)	In January 2012, the Compensation Committee approved the acceleration of the vesting of all unvested stock options held by Andrew Gould that were awarded to him in January 2011. As a result, all such options will vest upon Mr. Gould’s retirement as an executive officer of the Company on April 30, 2012, and be exercisable pursuant to the original terms of the award. All of Mr. Gould’s other unvested stock options at his retirement will be forfeited pursuant to the terms of the plans under which they were issued.

Option Exercises and Stock Vested for Fiscal Year 2011

The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2011. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Schlumberger common stock.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
P. Kibsgaard	144,000	6,018,847
A. Gould	—	—
S. Ayat	120,000	1,244,006
S. Pai	60,000	3,412,375
K.-E. Oestdahl	—	—
A. Belani	—	—

Pension Benefits for Fiscal Year 2011

Schlumberger maintains the following pension plans for executive officers and other employees, which provide for lifetime pensions upon retirement, based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);

•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);

•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);

•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and

•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year
P. Kibsgaard	SLB Pension Plan	3.75	74,682	0
	STC Pension Plan	5.00	134,723	0
	SLB Supplementary Plan	3.75	497,145	0
	STC Supplementary Plan	4.25	191,016	0
	SLB International Staff Pension Plan	3.20	141,738	0

A. Gould	SLB Pension Plan	14.08	730,603	0
	SLB Supplementary Plan	11.58	8,888,295	0
	STC Supplementary Plan	0.58	19,961	0
	SLB International Staff Pension Plan	13.00	1,743,471	0
S. Ayat	SLB Pension Plan	5.25	351,941	0
	STC Pension Plan	0.75	68,707	0
	SLB Supplementary Plan	5.25	1,605,195	0
	STC Supplementary Plan	0.50	4,970	0
	SLB French Supplementary Plan	0.75	135,594	0
	SLB International Staff Pension Plan	10.60	761,620	0

S. Pai	SLB Pension Plan	5.00	254,311	0
	STC Pension Plan	7.25	232,309	0
	SLB Supplementary Plan	5.00	1,068,167	0
	STC Supplementary Plan	3.75	331,336	0
	SLB French Supplementary Plan	2.25	789,644	0
	SLB International Staff Pension Plan	9.60	327,209	0
K.-E. Oestdahl	SLB International Staff Pension Plan	19.00	1,761,581	0

A. Belani	SLB Pension Plan	6.75	456,933	0
	STC Pension Plan	2.58	43,639	0
	SLB Supplementary Plan	6.75	1,282,601	0
	STC Supplementary Plan	2.58	106,533	0
	SLB International Staff Pension Plan	10.00	512,841	0

(1)	The Company does not grant and does not expect to grant extra years of credited service to named executive officers under the pension plans. The number of years of credited service reflect each named executive officer’s actual years of service as a participant in each plan.

(2)	The present value of accumulated benefits is calculated using the 1994 Group Annuity Mortality Table and a discount rate of 5.50% at December 31, 2011. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2011 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, age 85, but not before the named executive officer reaches age 55.

Tax-Qualified Pension Plans

Both the SLB Pension Plan and the STC Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger. Since January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65, however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85,” an employee or executive officer who terminates after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Messrs. Gould and Ayat are each eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a life-time annuity.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the named executive officers were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the SLB Supplementary Plan and the STC Supplementary Plan contain non-tax-qualified pension benefits. These plans have substantially identical terms and each plan provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code (“U.S. IRC”) limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee leaves the Company before the age of 50, is terminated for cause or has violated a confidentiality arrangement involving the Company or its affiliates. Messrs. Gould and Ayat are each eligible for retirement with an unreduced pension under the rule of 85. Nonqualified plan benefits are paid to an employee upon separation from service, provided the employee has attained the age of 55, or if earlier, the age of 50 with 20 years of service. Payment is made as a joint and survivor annuity, if married; otherwise, payment is made as a life only annuity. Payment to key employees is delayed six months following separation from service. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of ERISA.

French Supplementary Pension Plan

Effective January 2006, the Company adopted the SLB French Supplementary Plan for exempt employees in France. The plan complements existing national plans and provides a pension beginning at age 60 when the employee retires from Schlumberger and is eligible for a French state pension. The benefit is equivalent to 1.5% of admissible compensation above the earnings cap for less than fifteen years service and 2% of admissible compensation (generally base salary and cash incentive) for more than fifteen years service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated before age 60, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees and that otherwise the employees would be unable to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries along with mandatory contributions by employees.

Benefits under this plan are based on a participant’s admissible compensation (generally, base salary, cash incentive and geographical coefficient) for each year in which the employee participates in the plan and the employee’s length of service. The benefit earned from January 1, 1993 to January 31, 2009 is 2.4% of admissible compensation prior to completion of 15 years of service, and 3.2% of admissible compensation for each year of service after 15 years. Those employees who remained with Schlumberger beyond 20 years of service had the first 15 years of service upgraded to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement with a reduction, at or after age 50 with 20 years of service.

Since January 1, 2010, the benefit earned has been equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement with a reduction, at or after age 55.

Nonqualified Deferred Compensation for Fiscal Year 2011

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
P. Kibsgaard	SLB Supplementary Plan	—	69,017	22,926	—	252,749
	SLB Restoration Plan	—	—	2,446	—	82,757
	International Staff Plan	—	—	(73)	—	85,675
A. Gould	SLB Supplementary Plan	—	119,919	92,598	—	1,966,360
	SLB Restoration Plan	239,838	119,919	255,016	—	4,483,519
	International Staff Plan	—	—	(105,514)	—	1,836,620
S. Ayat	SLB Supplementary Plan	—	51,294	24,515	—	223,379
	SLB Restoration Plan	—	—	47,706	—	331,752
	International Staff Plan	—	—	503	—	994,559
S. Pai	SLB Supplementary Plan	—	—	3,354	—	293,976
	SLB Restoration Plan	—	—	39,064	—	1,321,873
	International Staff Plan	—	91,713	(264)	—	401,309
K.-E. Oestdahl	International Staff Plan	—	40,415	(145)		210,407
A. Belani	SLB Supplementary Plan	—	37,613	17,353	—	201,702
	SLB Restoration Plan	177,678	37,613	50,597	—	850,971
	International Staff Plan	—	—	(57,271)	—	764,155

(1)	The amounts reported in the “Executive Contributions in last FY” column represent elective contributions of a portion of a named executive officer’s base salary and non-equity incentive plan compensation to the Schlumberger Limited Restoration Savings Plan (which amounts are also included as 2011 “Salary” and 2011 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table).

(2)	The amounts reported in the “Company Contributions in last FY” column represent Schlumberger’s contributions to each named executive officer’s SLB Supplementary Plan, SLB Restoration Plan and International Staff Plan accounts, as applicable, which amounts are also reported as 2011 “All Other Compensation” in the Summary Compensation Table.

(3)	The amounts reported in the “Aggregate Balance at Last FYE” column represent balances from the Schlumberger Limited Restoration Savings Plan, the SLB Supplementary Plan and the International Staff Plan and include various amounts previously reported in the Summary Compensation Table as All Other Compensation.

SLB Supplementary Benefit Plan—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-tax-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The SLB Supplementary Plan provides an eligible employee with discretionary Company profit sharing contributions that is not permissible under the applicable tax-qualified plan due to U.S. IRC limits on (1) annual compensation that can be taken into account under the qualified plan and (2) annual benefits that can be provided under the qualified plan. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plan, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the SLB Supplementary Plan if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or the Company’s affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan.

SLB Restoration Plan

The SLB Restoration Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms. The SLB Restoration Plan allows an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plan because of U.S. IRC limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15%) of his or her compensation (generally base salary and cash incentive) over the U.S. IRC compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. For employees who participate in a Schlumberger pension plan, the amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. For employees who do not participate in a Schlumberger pension plan, the matching contribution is 100% on the first 6% deferred by the employee. The Company does not make a matching contribution in non-profitable years. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Short-Term Fixed Income Fund under the Schlumberger Master Profit Sharing Trust, which was 3.02% in 2011. Matching contributions and related interest vest based on the employee’s years of service, as follows:

2 years	33 1/3% vested
3 years	66 1/3% vested
4 years	100% vested

An employee’s account fully vests on his or her death, his or her 60th birthday or plan termination. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all benefits under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates.

SLB International Staff Plan

Schlumberger maintains the SLB International Staff Plan, which provides for an annual employer contribution based on admissible compensation (generally base salary and cash incentive). Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the SLB International Staff Plan shall be forfeited upon a determination by the SLB International Staff Plan’s administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

Potential Payments Upon Termination or Change in Control for Fiscal Year 2011

No Additional Payments Upon Termination or Change in Control

Schlumberger’s executive officers generally receive the same benefits as other employees. As is the case with other compensation arrangements, any differences are generally due to local (country-specific) requirements. In line with this practice, executive officers do not have employment agreements, “golden parachutes” or change in control agreements, except for employment agreements in connection with phased retirement.

Phased Retirement

The Company has a practice of phased retirement, which may be offered to executive officers (other than the CEO) approaching retirement, at the discretion of the Company. Please read “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion.

Stock Options

All salaried employees who receive stock options are subject to the same terms and conditions in the event of a termination or change in control, except for certain options assumed in connection with the acquisition of Smith (none of which are held by any named executive officer).

Termination of employment

This section summarizes the consequences for named executive officers and other employees under the Company’s stock option plans and standard form of stock option award agreement in the event an option holder’s employment terminates.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period
Voluntary termination with consent of the Company or termination by the Company other than for cause	No additional vesting	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company for cause	None	Vested and unvested options forfeited immediately.

Disability	Full vesting	Exercisable at any time during the 60-month period after termination due to disability or during the remainder of the option period, whichever is shorter.*

Retirement (as defined in the applicable plan or award agreement)	No additional vesting	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination due to retirement or during the remainder of the option period, whichever is shorter.

Death	Full vesting	Exercisable at any time during the 60-month period after termination due to death or during the remainder of the option period, whichever is shorter.

*	In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability is not applicable to incentive stock options granted prior to January 2008, and such awards are exercisable for only 3 months following termination of employment.

Notwithstanding the vesting and exercisability provisions described above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise the option until the earlier of (i) 60 months following the date of the optionee’s termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

In January 2012, the Compensation Committee approved the acceleration of the vesting of all unvested stock options held by Andrew Gould that were awarded to him in January 2011. As a result, all such options will vest upon Mr. Gould’s retirement as an executive officer of the Company on April 30, 2012, and be exercisable pursuant to the original terms of the award. All of Mr. Gould’s other unvested stock options at his retirement will be forfeited pursuant to the terms of the plans under which they were issued. See the Outstanding Equity Awards at Fiscal Year-End 2011 table on page 45 for information on Mr. Gould’s stock options.

Change in Control

Pursuant to Schlumberger’s stock options plans and standard form of stock option award agreement (other than awards issued under the 2010 Omnibus Stock Incentive Plan), in the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, become fully exercisable and vested, and all holders will be permitted to exercise their options for 30 days prior to the cancellation of the awards as of the effective date of such event. Under the 2010 Omnibus Stock Incentive Plan, the Compensation Committee retains the discretion to adjust outstanding awards in the event of corporation transactions and outstanding options may be, but are not required to be, accelerated upon such a transaction.

The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 31, 2011 that would become vested upon the occurrence of any of the events described in the preceding paragraph. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of Schlumberger common stock.

Name	Amount ($)(1)
P. Kibsgaard	3,406,660
A. Gould	13,218,120
S. Ayat	2,481,975
S. Pai	3,011,014
K.-E. Oestdahl	831,078
A. Belani	2,383,425

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 31, 2011 ($68.31) and the exercise price of the stock option as of such date.

If Schlumberger merges or consolidates with another entity and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock options plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, please read “Executive Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation.”

The following table sets forth the amounts as of December 31, 2011 of benefit payments that would be accelerated under the Schlumberger Restoration Savings Plan upon a change in control.

Name	Amount ($)(1)
P. Kibsgaard	$82,757
A. Gould	4,363,600
S. Ayat	331,752
S. Pai	1,321,873
K.-E. Oestdahl	0
A. Belani	813,359

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all U.S. employees, excluding employees who became Schlumberger employees as a result of the Smith acquisition, are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION IN FISCAL YEAR 2011

Non-employee directors receive an annual cash retainer of $100,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. Directors who are employees of Schlumberger do not receive compensation for serving on the Board. Additionally, Schlumberger’s current practice is to grant each non-employee director shares of Schlumberger common stock each April. Effective April 30, 2011, Schlumberger granted each non-employee director 2,250 shares of Schlumberger common stock. Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock to its non-employee directors. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

The following table provides information on Schlumberger’s compensation for non-employee directors in 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Philippe Camus	130,000	197,528	—	—	—	—
Peter L.S. Currie	119,175	197,528	—	—	—	18,588	(5)
Tony Isaac	131,650	197,528	—	—	—	—
K.Vaman Kamath	120,000	197,528	—	—	—	—
Nikolay Kudryavtsev	112,500	197,528	—	—	—	—
Adrian Lajous	130,000	197,528	—	—	—	12,523	(5)
Michael Marks	130,000	197,528	—	—	—	—
Elizabeth Moler	110,000	197,528	—	—	—	—
Lubna S. Olayan(4)	82,500	197,528				—
Leo Rafael Reif	127,500	197,528	—	—	—	—
Tore I. Sandvold	120,000	197,528	—	—	—	—
Henri Seydoux	120,000	197,528	—	—	—	—

(1)	Reflects cash fees earned, without taking into account any election to defer receipt of such fees. Ordinarily, the annual cash retainer is paid in cash, but directors can elect to have their retainer paid in stock or deferred under the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

The fees disclosed in this column are subject to adjustment in cases where a director has served less than one full year or has changed committee memberships or chairmanships during the year.

(2)	The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2011 computed in accordance with applicable accounting standards, based on the closing stock price on the grant date, without taking into account any election to defer receipt of such stock award. Amounts rounded up to nearest dollar.

A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by our directors, please read the footnotes to the table under “Security Ownership by Management.”

(3)	Schlumberger reimburses non-management directors for travel and other business expenses incurred in the performance of their services for Schlumberger.

(4)	Ms. Olayan became a director in April 2011.

(5)	Represents amounts paid for spousal airfare and hotel accommodations in connection with a Board meeting. Some of these amounts were paid in Euros. For purposes of this column, such compensation was determined using the exchange rate of 1 U.S. Dollar = 0.715 Euros, being the average exchange rate over 2011.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each non-employee Board member must, within five years after joining the Board, own at least 10,000 shares or restricted stock units. As of December 31, 2011, each of our current non-employee directors who have been Board members for at least five years is in compliance with these stock ownership guidelines.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of December 31, 2011 for (1) all compensation plans previously approved by our stockholders and (2) all compensation plans not previously approved by our stockholders.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of such outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	42,463,194	(1)	$64.336	21,646,896(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	42,463,194	(1)	$64.336	21,646,896(2)

(1)	Includes 404,495 shares issuable upon the exercise of outstanding stock options assumed in the acquisition of Smith.

(2)	Includes 54,437 shares of common stock issuable under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Equity compensation plans approved by Schlumberger stockholders include the 2010 Schlumberger Omnibus Stock Incentive Plan; the Schlumberger Discounted Stock Purchase Plan, as amended; the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors; the Schlumberger 2008 Stock Incentive Plan, as amended; and the Schlumberger 2005 Stock Incentive Plan, as amended; the Schlumberger 2001 Stock Option Plan, as amended; the Schlumberger 1998 Stock Option Plan, as amended; and the Schlumberger 1994 Stock Option Plan, as amended.

ITEM 3. FINANCIAL STATEMENTS

Following completion of the audit procedures performed by PricewaterhouseCoopers LLP, the following are submitted to the Company’s stockholders for approval pursuant to Schlumberger’s Articles of Incorporation:

•	the Company’s Consolidated Balance Sheet as at December 31, 2011;

•	its Consolidated Statement of Income for the year ended December 31, 2011, as audited by PricewaterhouseCoopers LLP; and

•	the amount of dividends declared by the Board of Directors during 2011.

These items are included in the Schlumberger 2011 Annual Report to Stockholders, which is provided concurrently with this proxy statement. Stockholders should refer to these items in considering this agenda item.

Required Vote

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the Company’s 2011 Annual Report to Stockholders. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 3.

ITEM 4. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been selected by the Audit Committee as the independent registered public accounting firm to audit the annual financial statements of the Company for the year 2012. We are asking stockholders to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm. If the selection is not approved, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend the 2012 annual general meeting of stockholders, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2011 and 2010 annual financial statements and reviews of quarterly financial statements and other audit services, and

•	the other services described below that were billed in 2011 and 2010.

	Year Ended December 31,
	2011	2010
	(in thousands)
Audit Fees(1)	$12,312	$11,790
Audit-Related Fees(2)	$669	$1,775
Tax Fees(3)	$1,862	$1,884
All Other Fees(4)	$1,649	$0

Total	$16,492	$15,449

(1)	Includes fees for statutory audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other permitted tax services.

(4)	Consists primarily of fees for permitted advisory services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all services provided to the Company and its subsidiaries by Schlumberger’s independent registered public accounting firm. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2011, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

Required Vote

A majority of the votes cast is required to approve this Item 4. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 4.

AUDIT COMMITTEE REPORT

During 2011, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to applicable Public Company Accounting Oversight Board requirements. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002, and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Company’s independent registered public accounting firm provided the Audit Committee with written disclosures required by Public Company Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and Public Company Oversight Board Rule 3524 (Audit Committee Pre-approval of Certain Tax Services), and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing reviews and discussions, the Audit Committee recommended that the Board include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Philippe Camus	Nikolay Kudryavtsev
Peter L.S. Currie, Chair	Adrian Lajous
K. Vaman Kamath

ITEM 5. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 STOCK AND DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

Proposed Amendment and Restatement

We are requesting that our stockholders vote in favor of approving an amendment and restatement of the Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors (the “Plan”), which would:

•	increase the number of shares available for stock awards under the Plan by 150,000 shares, and

•	increase the limit on annual awards that may be granted to an individual director to 6,000 shares.

Our Board approved the proposed amendment and restatement of the Plan on January 19, 2012; however, the increase in shares available under the Plan is subject to stockholder approval. No other substantive changes are being made to the Plan.

Our Board and our stockholders originally approved the Plan in 2004. In 2007, we amended and restated the Plan to allow non-employee directors to defer the receipt of cash compensation, and to make other administrative changes. The Plan was further amended on January 1, 2009 to make further administrative and compliance changes. The following summary of the material features of the Plan is subject to the specific provisions contained in the full text of the Plan set forth as Appendix A. The specific amendments proposed to be made to the Plan are marked within Appendix A.

Purpose of the Plan

The Plan is intended to:

•	enhance our ability to maintain a competitive position in attracting and retaining qualified non-employee directors of outstanding competence and ability;

•	stimulate the interest of the non-employee directors in our continued success and progress by further aligning each non-employee director’s interests with those of our stockholders; and

•	reward non-employee directors for outstanding performance.

Administration

The Plan is administered by the Compensation Committee (the “Committee”), as designated by our Board. The Committee has full and exclusive power and authority to:

•	administer, interpret and waive provisions of the Plan;

•	adopt rules, regulations and guidelines for carrying out the Plan, including to accommodate specific requirements of local laws and procedures in foreign jurisdictions; and

•	determine the eligibility of participants and the amount and form of any stock award or cash compensation eligible for deferral.

The Committee may delegate duties under the Plan to the Chief Executive Officer and other senior officers of Schlumberger, other than its granting authority.

Key Terms

The following is a summary of the key provisions of the Plan.

Eligible Participants:	All non-employee directors of Schlumberger are eligible to participate in the Plan. As of the date of the 2012 Annual Meeting, we expect to have 11 non-employee directors, all of whom will be eligible to participate in the Plan.

Shares Available for Issuance Under the Plan:	54,437 shares currently remain available for issuance under the Plan. If the proposed amendment and restatement is approved, an additional 150,000 shares would be newly approved for issuance, and an aggregate of 204,437 shares will be available for issuance under the Plan. The last reported sales price of a share of Schlumberger common stock on January 31, 2012 on the New York Stock Exchange was $75.17 per share.

The number of shares available for issuance under the Plan is subject to adjustment to reflect stock splits, stock dividends, reorganizations, mergers and similar events.

Annual Awards:	Under the Plan’s current terms, each non-employee director will be granted an annual award not to exceed 4,000 shares of our common stock, and the aggregate annual grants may not exceed 60,000 shares. If the proposed amendment and restatement is approved, the limit on annual awards that may be granted to an individual director will be increased to 6,000 shares, and the aggregate annual limit on grants will be removed. The annual stock award may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, each of which will represent the right to receive one share of our common stock.

Deferrals:	At the discretion of the Committee, a non-employee director may irrevocably elect to defer the receipt of all or part of a stock award or cash compensation by submitting a deferral election in the manner specified by the Committee.

Establishment of Bookkeeping Account for Stock Deferrals:	Any deferred stock awards will be credited to a bookkeeping account, which we call a stock account, established for the non-employee director as of the date the shares of common stock, shares of restricted stock or restricted stock units would otherwise have been delivered under our Plan. In the event that a dividend is paid on our common stock during the period that restricted stock units are credited to the non-employee director’s stock account, an amount equivalent to the amount of the dividend will be credited to the non-employee director’s stock account and the accumulated amount will be paid out without interest at the end of the deferral period.

Deemed Investment of Bookkeeping Account for Cash Deferrals:	Any deferred cash compensation will be credited to the bookkeeping account and will be deemed invested in one of the following three investments as elected by the non-employee director from the investment alternatives selected by the Committee: (1) shares of common stock, (2) money market equivalents and (3) S&P 500 equivalents.

Period of Deferral:	With respect to deferred stock awards consisting of shares of common stock or deferred cash compensation, the non-employee director may elect that delivery be made or commence on the date of termination of the non-employee director’s status as a director or one year after such termination. With respect to stock awards initially consisting of stock units, the Committee will determine the date of, and conditions to be satisfied prior to, delivery. Shares of common stock to be delivered at the end of the deferral period, together with a cash payment equal to the amount of any dividends, will be made within 60 days after the end of the deferral period.

Modification and Termination of the Plan:	The Plan will continue until the available number of shares authorized under the Plan is exhausted unless it is terminated prior to that time by action of the Board. The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment, modification or termination will, without the consent of the affected non-employee director, impair the rights of any non-employee director to the number of restricted stock units credited to such non-employee director’s stock account as of the date of such amendment, modification or termination and (2) no amendment or modification will be effective prior to its approval by our stockholders to the extent such approval is required by applicable legal requirements or the requirements of any securities exchange on which the common stock is listed. The Board may at any time and from time to time delegate to the Committee any or all of this authority to amend, suspend or terminate the Plan.

Unfunded Plan:	The Plan is an unfunded plan. The grant of shares of common stock, restricted common stock or restricted stock units pursuant to an award under the Plan and the deferral of cash compensation may be implemented by a credit to a bookkeeping account maintained by us evidencing the accrual in favor of the non-employee director of the unfunded and unsecured right to receive shares of common stock (or units representing such shares). Such accounts will be used merely as a bookkeeping convenience. We are not required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the issuance of any shares of common stock (or units representing such shares) granted under the Plan. Neither the Company nor the Board nor the Committee is required to give any security or bond for the performance of any obligation that may be created by the Plan.

Material U.S. Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences to non-employee directors with respect to awards granted under the Plan. This summary is based on statutory provisions, Treasury regulations, judicial decisions and rulings of the Internal Revenue Service in effect on the date hereof. This summary does not describe any state, local or non-U.S. tax consequences.

In general, a non-employee director will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award in an amount equal to the fair market value of the common stock when such stock is received. Upon the disposition of the common stock acquired pursuant to a stock award, the non-employee director will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the non-employee director’s tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period begins on the day after the shares of common stock are received by the non-employee director.

A non-employee director will not have U.S. taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the non-employee director receives shares of common stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the common stock or cash received.

Code Section 457A applies to deferred compensation received from “nonqualified entities,” which includes any foreign corporation unless substantially all of its income is effectively connected with the United States or subject to a comprehensive income tax. Based on the guidance issued to date, we are likely included within the definition of a “nonqualified entity” under Code Section 457A.

For compensation attributable to services performed after December 31, 2008, Code Section 457A requires that any compensation paid under a deferred compensation plan of a nonqualified entity must be included in the service provider’s income at the time such amounts are no longer subject to a substantial risk of forfeiture. Accordingly, because non-employee directors are always vested in the amounts deferred under the Plan, if Schlumberger is a nonqualified entity and the compensation is not otherwise excludible from Section 457A, stock or cash compensation deferred by non-employee directors who are U.S. citizens or residents in accordance with the procedures established under the Plan will be included in U.S. income by the non-employee director in the year for which the compensation is earned despite a timely election to defer receipt of such compensation.

Dividends paid on shares of outstanding common stock held by a non-employee director will be taxed as dividend income. Cash payments of dividend equivalents with respect to stock units under the Plan will be subject to taxation as ordinary compensation income when received by the non-employee director.

To the extent allowable by relevant laws and regulations, we may be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. No deduction will be available on any dividends which are paid on outstanding shares of stock and taxable as dividend income to the recipient.

Unless otherwise required by applicable laws or regulations, Schlumberger will not withhold or otherwise pay on behalf of any non-employee director any taxes arising in connection with an award under this Plan. The payment of any such taxes will be the sole responsibility of each non-employee director. We, however, have the authority to satisfy any withholding obligations from funds or shares of common stock deliverable pursuant to the Plan or other cash compensation due a participant, if applicable.

Required Vote

Pursuant to our Articles of Incorporation, a majority of the votes cast (excluding abstentions) is required to approve this Item 5. In addition, NYSE rules require that Item 5 receive a majority of the votes cast (with abstentions counting the same as votes against) and that the total votes cast on this proposal (including abstentions) represent a majority of all shares entitled to vote. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes could prevent the total votes cast on the proposal from representing over 50% of the outstanding shares. In addition, abstentions will have the same effect as votes against the proposal under NYSE rules.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 5.

STOCK OWNERSHIP INFORMATION

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of December 31, 2011 with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock. This information is reported by such persons in their Schedule 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such entity by the 1,334,292,143 shares of common stock outstanding on January 31, 2012.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	75,876,249	5.7%

(1)	Based on a Statement on Schedule 13G/A filed on February 8, 2011. Such filing indicates that BlackRock Inc. has sole voting power and sole investment power with respect to 75,876,249 shares.

Security Ownership by Management

The following table sets forth information known to Schlumberger with respect to beneficial ownership of Schlumberger common stock as of January 31, 2012 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, to Schlumberger’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of Schlumberger common stock beneficially owned. The number of shares beneficially owned by each person or group as of January 31, 2012 includes shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2012, including, but not limited to, upon the exercise of options to purchase common stock or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of January 31, 2012 that were exercisable on or within 60 days after January 31, 2012, and references to any restricted stock units in the footnotes to the table below include only restricted stock units outstanding as of January 31, 2012 that would vest and could settle on or within 60 days after January 31, 2012.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 1,334,292,143 shares of common stock outstanding on January 31, 2012, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2012.

As of January 31, 2012, no director, nominee or named executive officer owned more than 1% of the outstanding shares of Schlumberger’s common stock. All directors and executive officers as a group owned less than 1% of the outstanding shares of our common stock at January 31, 2012.

Name	Shares
Simon Ayat	490,903	(1)
Ashok Belani	343,492	(2)
Philippe Camus	9,250	(3)
Peter L.S. Currie	19,800
Andrew Gould	4,294,683	(4)
Tony Isaac	18,750	(5)
K. Vaman Kamath	4,500
Paal Kibsgaard	197,281	(6)
Nikolay Kudryavtsev	10,750
Adrian Lajous	16,482	(7)
Michael E. Marks	30,500	(8)
Elizabeth A. Moler	3,563
Kjell-Erik Oestdahl	47,450	(9)
Lubna S. Olayan	2,250
Satish Pai	451,285	(10)
Leo Rafael Reif	10,750
Tore I. Sandvold	22,750
Henri Seydoux	6,750
All directors and executive officers as a group (29 persons)	7,004,606	(11)

(1)	Includes options to purchase 358,600 shares.

(2)	Includes options to purchase 322,400 shares.

(3)	Excludes 4,500 shares the receipt of which Mr. Camus has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(4)	Includes (i) options to purchase 2,237,999 shares and (ii) 428,908 pledged shares.

(5)	Excludes 5,000 shares the receipt of which Mr. Isaac has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors. All shares held in the name of Mr. Isaac’s spouse.

(6)	Includes options to purchase 175,600 shares.

(7)	Held through a limited liability company in which Mr. Lajous has an indirect interest. Excludes 12,500 shares the receipt of which Mr. Lajous has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors. Includes 16,482 pledged shares.

(8)	All shares held by a limited liability company controlled by Mr. Marks. Excludes 2,000 shares the receipt of which Mr. Marks has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(9)	Includes options to purchase 43,200 shares.

(10)	Includes options to purchase 317,000 shares. Also includes 14,281 shares held by children of Mr. Pai.

(11)	Includes options to purchase 4,210,161shares, and excludes 24,000 shares the receipt of which directors have deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, among others, to file an initial report of ownership of Schlumberger common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, that with respect to the fiscal year ended December 31, 2011, all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Exchange Act, except for a late Form 4 filing by Ms. Stephanie Cox with respect to the acquisition of 950 shares of Schlumberger common stock, which was effected in four transactions on a single date.

OTHER INFORMATION

Stockholder Proposals for 2013 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2013 annual general meeting of stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November [    ], 2012.

Pursuant to the rules under the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2013 annual general meeting of stockholders if the stockholder making the proposal has not given notice to the Company by January [    ], 2013.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $14,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden

Secretary

Houston, Texas

March [    ], 2012

Appendix A

[Deletions are marked as stricken text and additions are marked with a double underline.]

SCHLUMBERGER LIMITED

2004 STOCK AND DEFERRAL PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated Effective ~~April 19, 2007,and conformed to include amendments through~~ January ~~1, 2009)~~ 19, 2012)

ARTICLE I

PURPOSES OF PLAN AND DEFINITIONS

1.1 Purpose. Schlumberger Limited established this 2004 Stock and Deferral Plan for Non-Employee Directors (the “Plan”) for the purpose of providing non-employee directors of the Company with regular grants of shares of the common stock of the Company (or units representing such shares) and the opportunity to defer a portion of their compensation, in order to provide greater incentives for those non-employee Directors to attain and maintain the highest standards of performance, to attract and retain non-employee Directors of outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company, to further the identity of interests of such non-employee Directors with those of the Company’s stockholders generally, and to reward such non-employee Directors for outstanding performance. The Plan was originally established effective April 14, 2004 and approved by the stockholders of the Company at ~~the~~ their April 2004 annual general meeting. Effective April 19, 2007, the Plan was amended and restated to allow a non-employee ~~Directors~~Director to defer the payment of part or all of his or her Cash Compensation. The Plan is hereby amended and restated effective January 19, 2012.

1.2 Definitions.

“Annual Director Award Date” means the last day of the calendar month in which occurs the first Board meeting following the regular annual general meeting of the stockholders of the Company, or, if the last day of the calendar month is not a business day, then the next business day.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cash Compensation” means the total cash compensation which is paid to Eligible Directors for services rendered, including any annual retainer fees and any annual fees related to committee membership or services as a committee chair.

“Committee” means such committee as is designated by the Board to administer the Plan in accordance with Article II, or if no such committee is designated, the Board.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Schlumberger Limited, a corporation incorporated under the laws of the former Netherlands Antilles and now existing as a Curaçao corporation.

“Deferred Compensation Account” means the bookkeeping account maintained for each Participant to record certain amounts deferred by the Participant in accordance with Article IV hereof.

“Determination Date” means the date on which delivery of a Participant’s deferred Stock Awards or Cash Compensation is made or commences, as determined in accordance with Section 5.1.

“Director” means an individual who is serving as a member of the Board.

“Eligible Director” means each Director who is not an employee of the Company or of any of its subsidiaries.

“Money Market Equivalents” means a phantom investment benchmark that is used to measure the return credited to a Participant’s Deferred Compensation Account. To the extent Money Market Equivalents are elected, interest equivalents will be credited to the Participant’s Deferred Compensation Account as of the last day of each calendar month based upon the average daily balance in the account for the month and the IMONEY NET First Tier Institutional Index benchmark return for the month as determined from Northern Trust or a similar or equivalent index of money fund assets to be determined by the Committee to be in effect from time to time.

“Participant” means an Eligible Director who is granted Stock Awards pursuant to Article III.

“Stock Award” means an award of shares of Common Stock, restricted Common Stock or restricted Stock Units pursuant to Article III.

“Stock Unit” means a unit which represents the right to receive one share of Common Stock under such terms and conditions as may be prescribed by the Committee and this Plan.

“S&P 500 Index” means a phantom investment benchmark that is used to measure the return credited to a Participant’s Deferred Compensation Account. To the extent S&P 500 Equivalents are elected, the earnings (or loss) equivalents will be credited (or debited) to the Participant’s Deferred Compensation Account as of the last day of each calendar quarter based upon the balance in the account as of the last day of the quarter and the returns realized by the Standard & Poor’s 500 Index for the quarter.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.1 Committee. This Plan shall be administered by the Committee.

2.2 Committee’s Powers. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions which are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee shall also have the full and exclusive power to adopt rules, procedures, guidelines and sub-plans to this Plan relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures in foreign jurisdictions. The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Stock Awards or Cash Compensation a Participant may elect to defer, or waive any restriction or other provision of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

2.3 Committee Determinations Conclusive. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

2.4 Committee Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 2.5 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

2.5 Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan (other than its granting authority described in Article III) pursuant to such conditions or limitations as the Committee may establish.

ARTICLE III

STOCK AWARDS

3.1 Shares Available. There shall be available for Stock Awards during the term of this Plan an aggregate of ~~300,000~~450,000 shares of Common Stock~~(as adjusted to reflect the 2-for-1 stock split effected in 2007 (the “Stock Split”))~~. Shares of Common Stock will be made available from either (a) the Company’s authorized but unissued shares or (b) treasury shares that have been issued but reacquired by the Company.

3.2 Annual Grants. On each Annual Director Award Date all Eligible Directors as of such Annual Director Award Date shall be granted a Stock Award as compensation for services to be performed thereafter through the next succeeding Annual Director Award Date. Such Stock Award shall be granted with respect to a number of shares of Common Stock in the form of a number of shares of Common Stock, restricted Common Stock or restricted Stock Units, with the form and amount of such Stock Awards to be determined by the Committee; provided however that ~~(1)~~ each such annual Stock Award may not exceed ~~4,000~~ 6,000 shares of Common Stock, restricted Common Stock or restricted Stock Units~~, and (2) no more than 60,000 shares of Common Stock (as adjusted for the Stock Split), restricted Common Stock or restricted Stock Units may be awarded in any calendar year~~. The Stock Award shall be subject to such terms, conditions and restrictions (including vesting) as the Committee may determine in its discretion in connection with such award.

ARTICLE IV

DEFERRAL ELECTION AND ACCOUNTS

4.1 Deferral Election. A Director, at the discretion of the Committee, may irrevocably elect to defer the receipt of all or part of a Stock Award and/or Cash Compensation by submitting a Deferral Election in the manner specified by the Committee. The Deferral Election (i) shall specify the number of shares of Common Stock the receipt of which the Participant elects to defer and/or the amount or percentage of Cash Compensation, (ii) shall designate the period of deferral among the choices provided in Section 5.1, and (iii) may not be revoked or modified.

4.2 Timing of Elections. For annual grants of Stock Awards pursuant to Section 3.2, Deferral Elections must be made (i) for Stock Awards, no later than ~~the last day~~December 30 of ~~the~~each calendar year preceding the applicable Annual Director Award Date and (ii) for Cash Compensation, no later than the last day of the calendar year immediately preceding the calendar year in which such payments would have otherwise been paid. ~~Effective beginning in 2008,~~Deferral Elections may be completed by newly appointed Eligible Directors no later than the date that is 30 days after the date such individual first becomes an Eligible Director; provided that such Deferral Election may apply solely to Stock Awards or Cash Compensation related to services to be performed subsequent to such Deferral Election. The Committee shall be authorized to adopt such other rules and limitations as it shall determine are necessary or appropriate with respect to the timing of elections to defer Stock Awards or Cash Compensation under the Plan.

4.3 Establishment of Accounts. The Company shall also set up an appropriate record (hereinafter called the “Deferred Compensation Account”) which will from time to time reflect the name of each Participant and (i) the number of restricted Stock Units and, if applicable, dividend equivalents credited to such Participant pursuant to Section 4.4 and (ii) the Cash Compensation deferred pursuant to Section 4.1 plus earnings or losses credited thereon monthly.

4.4 Crediting of Deferred Stock Awards or Restricted Stock Unit Awards. Any Stock Awards deferred pursuant to a Deferral Election as described in Section 4.1 shall be credited to the Participant’s Deferred Compensation Account as of the date the shares would otherwise have been delivered pursuant to Article III in the form of a number of restricted Stock Units equal to the number of shares of Common Stock deferred, and any restricted Stock Units awarded pursuant to Section 3.2 shall also be credited to a Participant’s Deferred Compensation Account as of such date. No interest will be credited to a Participant’s Deferred Compensation Account with respect to any restricted Stock Units. In the event that a cash dividend is paid on Common Stock during the period that restricted Stock Units are credited to the Participant’s Deferred Compensation Account, an

amount equivalent to the amount of the cash dividend will be credited to the Participant’s Deferred Compensation Account and the accumulated amount will be paid out without interest at the end of the period of deferral.

4.5 Adjustments.

(a) Exercise of Corporate Powers. The existence of this Plan and any outstanding restricted Stock Units credited hereunder shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of restricted Stock Units relating to such class of Common Stock; (ii) the appropriate fair market value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under this Plan in Section 3.1 and (iv) the ~~limitation~~limitations designated in Section 3.2 of this Plan shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting any class of Common Stock or any distribution to holders of any class of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of restricted Stock Units relating to such class of Common Stock; (ii) the appropriate fair market value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under this Plan in Section 3.1 and (iv) the ~~limitation~~limitations designated in Section 3.2 of this Plan to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such items. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume restricted Stock Units by means of substitution of new restricted Stock Units, as appropriate, for previously issued restricted Stock Units or an assumption of previously issued restricted Stock Units as part of such adjustment.

4.6 Deferred Cash Compensation. Each Participant shall be entitled to direct the manner in which his or her deferred Cash Compensation will be deemed to be invested for the period of deferral and in accordance with such rules, regulations and procedures as the Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s deferred Cash Compensation amounts are credited to his or her Deferred Compensation Account and shall end on the Determination Date (as defined in Section 5.1 below). Each Participant may choose to have his or her deferred Cash Compensation deemed to be invested in the Common Stock, Money Market Equivalents or S&P 500 Equivalents. Any amounts deemed to be invested in the Company’s Common Stock shall (1) have a purchase price equal to the fair market value (as defined below) of each share of Common Stock on the date the investment is deemed to have occurred, and (2) be credited with dividend equivalents representing cash dividends payable with respect to the Common Stock, if any. For purposes of the Plan, the “fair market value “of Common Stock shall be deemed to equal the closing sales price per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations, as reported for that date, or if there shall have been no such reported prices for that date, the reported closing sales price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded shall be the fair market value.

ARTICLE V

DELIVERY OF DEFERRED SHARES OR CASH

5.1 Period of Deferral. With respect to (a) Stock Awards and/or Cash Compensation deferred pursuant to Section 4.1, a Participant may elect that delivery of deferred Stock Awards and/or Cash Compensation credited to the Participant under the Plan be made or commence at (i) a date that is one year following the date of the termination of the Participant’s status as a Director of the Company, or (ii) the date of the termination of the Participant’s status as a Director of the Company, and (b) restricted Stock Units granted pursuant to Section 3.2, the Committee shall determine the date or conditions as of which shares represented by such restricted Stock Units will be delivered (the date elected or selected by the Participant or the Committee, as applicable, to be known as the “Determination Date”). Delivery of shares will be made within 60 days after the Determination Date.

5.2 Delivery of Deferred Stock Awards and Deferred Cash Compensation. As of the Determination Date, the aggregate number of restricted Stock Units and, if applicable, dividend equivalents credited to a Participant’s Deferred Compensation Account as of such Determination Date shall be calculated. A Participant shall receive delivery of a number of shares of Common Stock equal to the aggregate number of restricted Stock Units and a cash ~~payments~~payment equal to the amount of the aggregate dividend equivalents representing cash dividends payable with respect to the Company’s Common Stock, if any, over the period beginning on the Annual Director Award Date and ending on the Determination Date. As of the Determination Date, a Participant’s Cash Compensation deemed to be invested in Money Market Equivalents or S&P 500 Equivalents, plus any amounts credited to a Participant’s Deferred Compensation Account pursuant to Section 4.6 herein, shall be payable in the form of a cash lump sum. As of the Determination Date, a Participant’s Cash Compensation deemed to be invested in shares of the Company’s Common Stock shall be payable in the form of shares of the Company’s Common Stock plus a cash ~~payments~~payment equal to the amount of the aggregate dividend equivalents.

5.3 Death Prior to Payment. In the event that a Participant dies prior to delivery of all shares and funds deliverable pursuant to the Plan, any remaining shares and funds credited to Participant’s Deferred Compensation Account shall be delivered to the Participant’s estate within 60 days following the Company’s notification of the Participant’s death.

5.4 Delivery to Incompetents. To the extent allowed under applicable law, should the Participant become incompetent, the Company shall be authorized to deliver shares and funds credited to Participant’s Deferred Compensation Account and deliverable pursuant to the Plan to a guardian or legal representative of such incompetent, or directly to such incompetent, whichever manner the Committee shall determine in its sole discretion.

ARTICLE VI

MISCELLANEOUS

6.1 Unfunded Plan. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. To the extent that a Participant acquires a right to receive delivery of shares from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.2 Title to Funds Remains with Company. Amounts credited to each Participant’s Deferred Compensation Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such amounts will remain with the Company and the Company’s only obligation will be to make timely delivery to Participants in accordance with the Plan.

6.3 Statement of Account. A statement will be furnished to each Participant annually on such date as may be determined by the Committee stating the balance of Deferred Compensation Account as of a recent date designated by the Committee.

6.4 Assignability. Except as provided in Section 5.3, no right to receive delivery of shares hereunder shall be transferable or assignable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of any benefit under this Plan in violation of this Section 6.4 shall be null and void.

6.5 Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment, modification or termination shall, without the consent of the Participant, impair the rights of any Participant to the number of restricted Stock Units credited to such Participant’s Deferred Compensation Account as of the date of such amendment, modification or termination and (ii) no amendment or modification shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s Common Stock is listed. The Board may at any time and from time to time delegate to the Committee any or all of this authority under this Section 6.5.

6.6 Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

6.7 Tax and Social Insurance. Participants are responsible for any and all tax or social insurance due on Stock Awards or restricted Stock Units under this Plan. Participants shall pay or make arrangements to satisfy all withholding obligations of the Company related to this Plan. The Company has the authority to satisfy any withholding obligations from funds or shares of Common Stock deliverable pursuant to this Plan or other cash compensation due a Participant, if applicable.

6.8 Code Section 409A. To the extent applicable, this Plan is intended to comply with the provisions of Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”) with respect to amounts deferred or vested on or after January 1, 2005, and shall be interpreted accordingly. To the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Plan in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Participants. No action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights under this Plan.

SCHLUMBERGER LIMITED

SCHLUMBERGER LIMITED 5599 SAN FELIPE, 17TH FLOOR HOUSTON, TX 77056

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHLUMBERGER LIMITED
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
Nominees:
1a.	Peter L.S. Currie	☐	☐	☐
1b.	Tony Isaac	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
1c.	K. Vaman Kamath	☐	☐	☐	2. To approve an advisory resolution on executive compensation.	☐	☐	☐
1d.	Paal Kibsgaard	☐	☐	☐	3. To approve the Company’s 2011 financial statements and declarations of dividends.	☐	☐	☐
1e.	Nikolay Kudryavtsev	☐	☐	☐	4. To approve the appointment of the independent registered public accounting firm.	☐	☐	☐
1f.	Adrian Lajous	☐	☐	☐	5. To approve amendments to the Company’s 2004 Stock and Deferral Plan for Non-Employee Directors to increase the number of shares available for issuance and make certain technical changes.	☐	☐	☐
1g.	Michael E. Marks	☐	☐	☐
1h.	Elizabeth A. Moler	☐	☐	☐
1i.	Lubna S. Olayan	☐	☐	☐
1j.	L. Rafael Reif	☐	☐	☐
1k.	Tore I. Sandvold	☐	☐	☐
1l.	Henri Seydoux	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M40768-P20448

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

Proxy Solicitation on Behalf of the Board of Directors

Annual General Meeting of Stockholders

April 11, 2012

The undersigned hereby appoints Robin van Bokhorst, Aede Gerbranda, Martijn Moerdijk and Margo Troll-Weusten, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon any other matters that may properly come before the Annual General Meeting of Stockholders, all of the shares of Common Stock of Schlumberger Limited (SCHLUMBERGER N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao on April 11, 2012, at 10:30 a.m. Curacao time and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3, 4 AND 5. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF STOCKHOLDERS, THE PERSONS NAMED IN THIS PROXY WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.